    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 14, 1997


                                                      REGISTRATION NO. 333-16269

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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           ARV ASSISTED LIVING, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          CALIFORNIA                        8261                         33-016098
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER         IDENTIFICATION NO.)

                            ------------------------

                               245 FISCHER AVENUE
                          COSTA MESA, CALIFORNIA 92626
                                 (714) 751-7400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                            SHEILA M. MULDOON, ESQ.
                                GENERAL COUNSEL
                               245 FISCHER AVENUE
                          COSTA MESA, CALIFORNIA 92626
                                 (714) 751-7400
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:
                            WILLIAM J. CERNIUS, ESQ.
                             DAVID L. KUIPER, ESQ.
                                LATHAM & WATKINS
                       650 TOWN CENTER DRIVE, 20TH FLOOR
                          COSTA MESA, CALIFORNIA 92626
                            ------------------------

      Approximate date of commencement of the proposed sale to the public:
             ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415.
                            ------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
----------

                                  $57,500,000
ARV ASSISTED LIVING, INC.                                                [LOGO]

                 6 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2006

     SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

     This Prospectus relates to the public offer and sale of up to $57,500,000 aggregate principal amount of 6 3/4% Convertible Subordinated Notes due 2006 (the "Convertible Notes") of ARV Assisted Living, Inc. ("ARV" or the "Company"), and an indeterminate number of shares of the Company's common stock, no par value (the "Common Stock"), as may be issued upon conversion of the Convertible Notes (the "Conversion Shares"). The Convertible Notes and the Conversion Shares (collectively referred to herein as the "Securities") may be offered from time to time for the account of the holders thereof named herein (the "Selling Securityholders"). See "Plan of Distribution." The Company will not receive any proceeds from this Offering.


     The Convertible Notes were originally issued by the Company in a private placement in compliance with Rule 144A and Regulation S under the Securities Act of 1933, as amended (the "Securities Act"). See "Prospectus Summary -- The Private Placement." As of the date of this Prospectus, the aggregate principal amount of Convertible Notes outstanding is $57,500,000 and no Convertible Notes have been converted into Conversion Shares. Prior to the date of this Prospectus, there has been no public market for the Convertible Notes and there can be no assurance that an active trading market for the Convertible Notes will develop.



     The Convertible Notes are convertible into Common Stock at the option of the holder thereof at any time prior to maturity, unless previously redeemed, at a conversion price of $18.57 per share, subject to adjustment in certain events. The Common Stock is traded on The Nasdaq National Market under the symbol "ARVI." On January 13, 1997, the last reported sales price of the Common Stock on The Nasdaq National Market was $11.625 per share. See "Price Range of Common Stock and Dividend Policy."


     The Company has been advised by the Selling Securityholders that the Selling Securityholders, acting as principals for their own account, directly or through agents, dealers, market makers or underwriters to be designated from time to time, may sell the Convertible Notes and the Conversion Shares from time to time on terms to be determined at the time of the sale through brokers or private sales at market prices then prevailing or at negotiated prices then obtainable. Each of the Selling Securityholders reserves the right to accept and, together with its agents from time to time, to reject in whole or in part any proposed purchase of the Convertible Notes or Conversion Shares to be made directly or through agents. The aggregate proceeds to the Selling Securityholders from the sale of the Convertible Notes and the Conversion Shares offered by the Selling Securityholders hereby will be the purchase price of such Convertible Notes or Conversion Shares less any discounts or commissions.

     The Company will pay substantially all of the expenses incident to the registration of the Securities, except for underwriting discounts and selling commissions which shall be paid by the Selling Securityholders. For information concerning indemnification arrangements between the Company and the Selling Securityholders, see "Plan of Distribution."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                THE DATE OF THIS PROSPECTUS IS JANUARY 14, 1997.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act with respect to the Convertible Notes and Conversion Shares. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and exhibits to the Registration Statement. Copies of the information and the exhibits are on file at the offices of the Commission and may be obtained, upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission. All summaries of agreements contained in this Prospectus are subject in all respects to the full text of such documents. Reference is made to the copies of certain of those documents filed with the Commission for the complete statement of their provisions.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith files periodic reports and other information with the Commission. Such periodic reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or from the Commission's Internet site at http://www.sec.gov.

     The Company has agreed that, if at any time while the Convertible Notes or the Conversion Shares are "restricted securities" within the meaning of the Securities Act, the Company is not subject to the reporting requirements of the Exchange Act, the Company will furnish to holders of the Securities and to prospective purchasers designated by such holders the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of the Securities.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents have been filed with the Commission and are incorporated herein by reference: (i) Annual Report of the Company on Form 10-K, as amended, for the fiscal year ended March 31, 1996; (ii) Quarterly Reports of the Company on Form 10-Q for the three months ended June 30, 1996, and for the three months ended September 30, 1996; (iii) Current Reports of the Company on Form 8-K or 8-K/A dated April 17, 1996, June 11, 1996, July 3, 1996, July 11, 1996, July 15, 1996, August 20, 1996, September 4, 1996, September 6, 1996,
September 9, 1996, September 10, 1996, September 11, 1996, October 9, 1996, October 25, 1996, October 29, 1996, October 31, 1996, November 21, 1996,
December 6, 1996, and January 7, 1997; and (iv) the sections entitled "Management," "Security Ownership of Directors, Executive Officers and Certain Beneficial Owners" and "Compensation of Executive Officers" from the Company's Proxy Statement for its 1996 Annual Meeting of Shareholders.


     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Convertible Notes and the Conversion Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted to Sheila M. Muldoon,

Vice President, General Counsel and Secretary, ARV Assisted Living, Inc., 245 Fischer Avenue, Costa Mesa, California 92626 (Telephone: (714) 751-7400). In order to ensure timely delivery of the documents, any request should be made at least five business days prior to the date on which the final investment decision must be made.


                                SUBSEQUENT EVENT



     On December 10, 1996, an action was filed in the District Court of Harris County, Texas, against the Company, Gary L. Davidson, Eric K. Davidson, a Vice-President of the Company, and J. Scott Reid, the President of an affiliate of the Company, by Medistar Corporation ("Medistar"). Medistar and the Company are parties to an Acquisition and Development Agreement (the "Development Agreement") whereby Medistar was to perform services for the Company including development and construction of senior housing projects in exchange for certain construction and development fees. The complaint alleges causes of action for fraud, negligent misrepresentation, conspiracy to defraud, breach of fiduciary duty involving good faith and fair dealing, unjust enrichment, tortious interference with business relationship, breach of contract, accounting and declaratory relief arising out of the Company's alleged breaches of the Development Agreement and related conduct. The complaint seeks compensatory damages ranging from $5 to $15 million and punitive damages in the amount of $10 million. The Company removed the action to the United States District Court for the Southern District of Texas on December 19, 1996 and has filed a counterclaim on behalf of all of the defendants for breach of contract and fraud arising out of Medistar's failure to perform under the Development Agreement.


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained in this Prospectus, including without limitation statements containing the words "believes," "anticipates," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company has made forward-looking statements in this Prospectus concerning, among other things, the impact of future acquisitions, if any, and the level of future capital expenditures. These statements are only predictions, however; actual events or results may differ materially as a result of risks facing the Company. These risks include, but are not limited to: continuing capital requirements of the Company, a history of losses, management of growth and integration of acquisitions, and other factors referenced in this Prospectus. Certain of these factors are discussed in more detail elsewhere in this Prospectus, including without limitation under the captions "Prospectus Summary," "Risk Factors" and "Business." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Investors should carefully consider the information set forth under "Risk Factors." Unless the context otherwise requires, references in this Prospectus to the "Company" refer to ARV Assisted Living, Inc. and its consolidated subsidiaries.

                                  THE COMPANY

     ARV Assisted Living, Inc. ("ARV" or the "Company") is one of the largest operators of licensed assisted living facilities in the United States. The Company is a fully integrated provider of assisted living accommodations and services that operates, acquires and develops assisted living facilities ("ALFs"). The Company's operating objective is to provide high quality, personalized assisted living services to senior elderly residents in a cost effective manner, while maintaining residents' independence, dignity and quality of life. ALFs comprise a combination of housing, personalized support services and health care in a non-institutional setting designed to respond to the individual needs of the senior elderly who need assistance with certain activities of daily living, but who do not need the level of health care provided in a skilled nursing facility.

     The Company operates or is developing facilities in Arizona, California, Colorado, Florida, Massachusetts, Michigan, Nevada, New Jersey, New Mexico, New York, Ohio, Texas and Virginia. As of October 31, 1996, the Company operated 41 ALFs containing 5,161 units. In addition, the Company has 16 ALFs expected to contain 2,219 units under development. The Company operates 39 ALFs, either directly for its own account or under long-term operating leases. The Company also manages two ALFs which are owned by affiliated limited partnerships for which the Company serves as managing general partner and facility manager. The Company intends to continue to expand its existing portfolio through the acquisition and development of directly owned ALFs ("Owned ALFs") as well as through the development and operation of facilities under long-term operating leases ("Leased ALFs"). This blend of ownership structures is anticipated by management to allow the Company to fund its growth in a balanced and efficient manner.

     The Company's ALFs provide residents with a combination of living accommodations, basic care services and assisted living services. The residents of the Company's ALFs average 84 years of age and often require assistance with certain activities of daily living. The Company provides its assisted living residents with private or semi-private rooms or suites, meals in a communal setting, housekeeping, linen and laundry services, activities programs, security, utilities, and transportation in a Company van or minibus. The Company also provides a three-tier assisted living service structure to which residents can subscribe as they require assistance with other activities of daily living, including personal care, assistance with medication, assistance with bathing, grooming, dressing, personal hygiene and escort services to meals and activities. Further, the Company has implemented a Wellness Program at all of its 41 facilities, pursuant to which the Company arranges for the provision of certain health care services to its residents.

     The Company believes its assisted living business benefits from significant trends affecting the long-term care industry. The first is an increase in the demand for elder care resulting from the continued aging of the U.S. population, with the average age of the Company's assisted living residents falling within the fastest growing segments of the U.S. population. While increasing numbers of Americans are living longer and healthier lives, many gradually require increasing assistance with activities of daily living, and are not able to continue to age in place at home. The second is the effort to contain health care costs by the government, private insurers and managed care organizations by limiting lengths of stay, services, and reimbursement amounts to persons in acute care hospitals and skilled nursing facilities. Assisted living offers a cost effective long-term care alternative while preserving a more independent lifestyle for those senior elderly who do not require the broader array of medical services that acute care hospitals and skilled nursing facilities are required to provide. Other trends benefiting the Company include the increased financial net worth of the elderly population, the increase in the population of individuals living alone and the increasing number of women who work outside the home and are therefore less able to care for their elderly relatives. The Company believes that these trends will result in an increasing demand for assisted living services and facilities to fill the gap between aging at home and aging in more expensive skilled nursing facilities.

     In addition to operating and managing ALFs, the Company has also acquired or developed market rate senior apartments, as well as affordable senior and multifamily apartment communities using the sale of tax credits under a federal low income housing tax credit program (the "Federal Tax Credit Program") to generate the equity funding for development. The Company does not intend to expand its existing portfolio of market rate senior apartments or affordable multifamily or senior apartments in the future.

     The Company's principal executive offices are located at 245 Fischer Avenue, Costa Mesa, California 92626, and its telephone number is (714) 751-7400.

                             THE PRIVATE PLACEMENT


     In April of 1996, the Company completed a private placement (the "Private Placement") of $57,500,000 in aggregate principal amount of the Convertible Notes pursuant to a Purchase Agreement, dated as of March 28, 1996 (the "Purchase Agreement"), between the Company and Salomon Brothers Inc (the "Initial Purchaser"). The Convertible Notes were sold to qualified institutional buyers pursuant to Rule 144A of the Securities Act and certain institutional "accredited investors" pursuant to Regulation D under the Securities Act. The net proceeds to the Company from the Private Placement was approximately $55.2 million, after deducting the discount to the Initial Purchaser and expenses.


     Pursuant to a Registration Rights Agreement, dated as of March 28, 1996 (the "Registration Rights Agreement"), between the Company and the Initial Purchaser, the Company has agreed to file the Registration Statement, of which this Prospectus forms a part, relating to resales of the Securities. The Company is required under the Registration Rights Agreement to maintain the effectiveness of the Registration Statement until April 12, 1999 (or such shorter period relating to resales of restricted securities as permitted by Rule 144(k) under the Securities Act) or, if shorter, (i) when all the Securities have been sold pursuant to the Registration Statement or (ii) the date on which there ceases to be outstanding any Securities. See "Description of Convertible Notes -- Registration Rights."

                   SUMMARY OF TERMS OF THE CONVERTIBLE NOTES

CONVERTIBLE NOTES OFFERED.....   $57,500,000 principal amount of 6 3/4%
                                 Convertible Subordinated Notes due 2006.

MATURITY......................   April 1, 2006.

INTEREST PAYMENTS.............   April 1 and October 1 of each year, commencing
                                 October 1, 1996.

CONVERSION....................   The Convertible Notes, unless previously
                                 redeemed, are convertible at the option of the holder at any time after 90 days following the date of original issuance thereof and prior to maturity into shares of Common Stock at a conversion price of $18.57 per share, subject to adjustment in certain events. See
                                 "Description of Convertible
                                 Notes -- Conversion."

OPTIONAL REDEMPTION...........   The Convertible Notes may be redeemed, at the
                                 Company's option, in whole or from time to time in part, on at least 20 but not more than 60 days' prior notice, at any time on and after April 1, 1999, at the redemption prices set forth herein together with accrued interest.
                                 See "Description of Convertible
                                 Notes -- Optional Redemption."

RANKING.......................   The Convertible Notes are unsecured obligations
                                 of the Company and are subordinated in right of payment to all existing and future Senior Debt
                                 (as defined) of the Company. The Convertible
                                 Notes also are structurally subordinated to all liabilities of the Company's subsidiaries. The
                                 Indenture contains no limitation on the
                                 incurrence of Senior Debt or other liabilities by the Company or its subsidiaries. See
                                 "Description of Convertible
                                 Notes -- Subordination of Convertible Notes."

DESIGNATED EVENTS.............   Upon a Designated Event (as defined), holders
                                 of the Convertible Notes will have the right, subject to certain restrictions and conditions, to require the Company to purchase all or any part of their Convertible Notes at a purchase price equal to 101% of the principal amount thereof together with accrued and unpaid interest thereon to the date of the purchase.
                                 See "Description of Convertible
                                 Notes -- Repurchase at Option of Holders."

REGISTRATION RIGHTS...........   Pursuant to the Registration Rights Agreement,
                                 the Company has agreed to file and keep
                                 continuously effective for the time periods set forth in the Registration Rights Agreement a shelf registration statement relating to the resale of the Convertible Notes and Conversion
                                 Shares. The Company will pay liquidated Damages to holders of the Convertible Notes if the Company fails to keep the shelf requisition statement effective in accordance with the Registration Rights Agreement. See "Description of Convertible Notes -- Registration Rights."


ABSENCE OF PUBLIC MARKET FOR
THE CONVERTIBLE NOTES.........   There is no public market for the Convertible
                                 Notes and no assurance can be given as to the liquidity of, or trading market for, the Convertible Notes. See "Plan of Distribution."

                                  RISK FACTORS

     Prospective investors should consider carefully the factors set forth below together with the other information contained in this Prospectus before making a decision to purchase the Convertible Notes or Conversion Shares.

CAPITAL REQUIREMENTS

     In implementing its planned growth strategy by acquiring existing ALFs and properties for development, and in funding development of acquired properties, as of September 30, 1996, the Company has expended all of the $98.3 million net proceeds received from the IPO Offering and the Private Placement. Additionally, as of September 30, 1996, the Company had borrowed $25.2 million to partially fund the costs of facility acquisitions. The Company has entered into separate agreements with Health Care REIT, Inc., Bank United of Texas and Imperial Bank to provide up to $105 million of additional financing for acquisitions, development and general corporate purposes.

     The Company estimates that the net proceeds of these financing agreements, in conjunction with other financial resources, will provide adequate capital to fund the Company's acquisition and development program for additional ALFs over the next 12-18 months. The Company will be required from time to time to incur additional indebtedness or issue additional debt or equity securities to finance its growth strategy, including the acquisition and development of facilities as well as other capital expenditures and additional funds to meet increased working capital requirements. The Company may finance future acquisitions and development through a combination of its cash reserves, its cash flows from operations, utilization of its current lines of credit, sale/leaseback arrangements with respect to its Owned ALFs ,and additional indebtedness or public or private sales of debt securities or capital stock. There can be no assurance, however, that funds will be available on terms favorable to the Company, that such funds will be available when needed, or that the Company will have adequate cash flows from operations for such requirements. See "-- History of Losses."

HISTORY OF LOSSES


     For the quarter ended September 30, 1996, the Company earned net income of $747,000 compared to a net loss of $475,000 for the same period in the prior year. At September 30, 1996, the Company's accumulated deficit was $7.0 million, primarily as a result of losses in the three most recent fiscal years. The Company experienced significant negative operating cash flow in the two most recently completed fiscal years and had an accumulated deficit of $7.6 million as of March 31, 1996. The Company's net losses have resulted principally from
(i) the development of its affordable apartment communities financed through the Federal Tax Credit Program, in which the Company receives fees that are not recognized under generally accepted accounting principles until certain risks associated with the assumed operating deficits and tax credit guaranties have been reduced to specified levels, (ii) the expansion of the Company's staffing and infrastructure to accommodate the Company's acquisition and development strategy and (iii) certain discontinued project costs. There can be no assurance that the risks associated with the tax credit financed developments will be reduced sufficiently to allow recognition of the associated fees, that other similar costs and expenses or losses will not occur in the future or that other expected revenue will be recognized when expected. See "-- Indebtedness, Lease and Other Obligations of the Company" and "-- Tax Credit Properties."


RAPID GROWTH

     Management of Growth. As part of its ongoing business, the Company has experienced and expects to continue to experience rapid growth. The Company is planning significant expansion both through internal expansion and acquisitions and development. In order to maintain and improve operating results, the Company's management must manage growth and expansion effectively. See "-- Risks Common to the Company's Assisted Living Operations." The Company's ability to manage its growth effectively requires it to continue to expand its operational, financial and management information systems and to continue to attract, train, motivate, manage and retain key employees. As the Company continues its expansion, it may become more difficult to manage geographically dispersed operations. The Company's failure to effectively manage growth could have a material adverse effect on the Company's results of operations.

     External Growth. In line with its growth strategy, the Company has entered into, and will continue to enter into, a number of agreements to acquire properties for development and for the acquisition of existing ALFs which are subject to certain conditions. There can be no assurance that one or more of such acquisitions will be completed or that the Company will be able to find additional suitable properties and ALFs to continue its current rate of growth. The Company has recently experienced a slowing of its growth through acquisition of ALFs due to what management believes is a current shortage of suitable ALFs available for acquisition. Although management believes that this is a temporary situation, there can be no assurance that suitable ALFs will become available for future acquisition. Similarly, the Company has acquired a number of properties to be developed into ALFs. The development of ALFs is subject to a number of risks, many of which are outside the Company's control. There can be no assurance that the Company will be able to complete its planned facilities in the manner, for the amount, or in the time frame currently anticipated. Delays in the progress or completion of development projects could affect the Company's ability to generate revenue or to recognize revenue when anticipated. See
" -- Risks Common to the Company's Assisted Living and Apartment
Operations -- Development and Construction Risks."

COMPETITION

     The health care industry is highly competitive and the Company expects that the assisted living business in particular will become more competitive in the future. The Company continues to face competition from numerous local, regional and national providers of assisted living and long-term care whose facilities and services are on either end of the senior care continuum from skilled nursing facilities and acute care hospitals to companies providing home based health care, and even family members. In addition, the Company expects that as assisted living receives increased attention among the public and insurance companies, competition from new market entrants, including companies focused on assisted living, will grow. Some of the Company's competitors operate on a not-for-profit basis or as charitable organizations, while others have, or may obtain, greater financial resources than those of the Company.

     Moreover, in the implementation of the Company's growth program, the Company expects to face competition for the acquisition and development of ALFs. Some of the Company's present and potential competitors are significantly larger or have, or may obtain, greater financial resources than those of the Company. Consequently, there can be no assurance that the Company will not encounter increased competition in the future which could limit its ability to attract residents or expand its business, or could increase the cost of future acquisitions, each of which could have a material adverse effect on the Company's financial condition, results of operations and prospects.

INDEBTEDNESS, LEASE AND OTHER OBLIGATIONS OF THE COMPANY

     The Company has financed, and will continue to finance, the acquisition and development of ALFs through a combination of loans, leases and other obligations. As of September 30, 1996, the Company had outstanding consolidated indebtedness of $93.0 million, including $57.5 million of the Company's Convertible Notes, the holders of which have the right to convert such notes into the Common Stock at any time on or before maturity of the notes. In addition, at September 30, 1996, the Company had $8.3 million in notes maturing within two years. As a result, a portion of the Company's cash flow will be devoted to debt service. There is a risk that the Company will not be able to generate sufficient cash flow from operations to cover required interest and principal payments.

     At September 30, 1996, approximately $15.0 million of the Company's indebtedness bore interest at floating rates. Indebtedness that the Company has since that date incurred and may incur in the future may also bear interest at a floating rate or be fixed at some time in the future. Therefore, increases in prevailing interest rates could increase the Company's interest payment obligations and could have an adverse effect on the Company's business, financial condition and results of operations. In addition, the Company has guaranteed mortgage and construction debt as well as credit lines for the benefit of limited partnerships for which the Company serves as the managing general partner and facility manager ("Affiliated Partnerships") of up to approximately $57.4 million, including $49.6 million outstanding as of September 30, 1996, of which $27.7 million will become due and payable within the next two years. This effectively subjects the Company to risks normally associated with leverage, including the risk that Affiliated Partnerships will not be able to refinance this debt with permanent financing, an increased risk of partnership cash flow deficits, and the risk that if economic performance of any mortgaged asset declines, the obligation to make payments on the mortgage debt may be borne by the Company, which could adversely affect the Company's results of operations and financial condition. Because certain of the indebtedness which the Company has guaranteed bears interest at rates which fluctuate with certain prevailing interest rates, increases in such prevailing interest rates could increase the Company's interest payment obligations and could have an adverse effect on the Company's results of operations and financial condition.

     In addition, as of September 30, 1996, the Company is a party to long-term operating leases for certain of its Leased ALFs, which leases require minimum annual lease payments aggregating $10.9 million for fiscal year 1997, and intends to enter into additional long-term operating leases in the future. These leases typically have an initial term of 10 to 15 years, and in general are not cancelable by the Company.

     The Company also has entered into guarantees (the "Tax Credit Guarantees") which extend 15 years after project completion, relating to certain developments financed under the Federal Tax Credit Program with respect to (i) lien free construction, (ii) operating deficits and (iii) maintenance of tax credit benefits to certain corporate investors, the obligations under which, excluding potential penalties and interest factors, could amount to an approximate limit of $78.4 million as of September 30, 1996. There can be no assurance that the Company will be able to generate sufficient cash flow from operations to cover required interest, principal and lease payments, or to perform its obligations under the guaranties to which it is party were it called on to do so.

     If the Company were unable to meet interest, principal, lease or guarantee payments in the future, there can be no assurance that sufficient financing would be available to cover the insufficiency or, if available, the financing would be on terms acceptable to the Company. In the absence of financing, the Company's ability to make scheduled principal and interest payments on its indebtedness to meet required minimum lease payments, to meet its obligations under the guaranties, if any, to respond to changing business and economic conditions, to fund scheduled investments, cash contributions and capital expenditures, to make future acquisitions and to absorb adverse operating results would be adversely affected. In addition, the terms of certain of the Company's indebtedness have imposed, and may in the future impose, constraints on the Company's operations.

GENERAL PARTNER LIABILITY AND STATUS

     The Company, directly or through its subsidiaries, is a general partner in 21 partnerships. As a general partner, it is liable for partnership obligations such as partnership indebtedness, which at September 30, 1996, was approximately $50.5 million, potential liability for construction defects, including those presently unknown or unobserved, and unknown or future environmental liabilities. The cost of any such obligations or claims, if partially or wholly borne by the Company, could materially adversely affect the Company's results of operations and financial condition.

     Each partnership property is managed by the Company pursuant to a written management contract, some of which are cancelable on 30 or 60 days notice at the election of the managing general partner of the partnership. Action can be taken in each partnership by a majority in interest of limited partners on such matters as the removal of the general partners, the request for or approval or disapproval of a sale of a property owned by a partnership, or other actions affecting the properties or the partnership. Where the Company is the general partner of the partnership, termination of the contracts generally would require removal of the Company as general partner by the vote of a majority of the holders of limited partner interests and would result in loss of the management fee income under those contracts.

DEPENDENCE ON REIMBURSEMENT BY THIRD-PARTY PAYORS

     On August 22, 1996, a wholly-owned subsidiary of the Company, ARV Health Care, Inc., acquired all of the stock of SynCare, Inc., a California corporation, and its three wholly-owned subsidiaries, BayCare Rehabilitative Services Inc., a California corporation, and ProMotive Rehabilitation Services, a California corporation (collectively, "Geri Care"), and Pro Motion Rehab, a California corporation ("Pro Motion Rehab"). These entities specialize in rehabilitative services, including speech, occupational and physical therapy. Based on the billing records of Geri Care, revenue received directly or indirectly from the Medicare program for Geri Care's services represent a significant portion of Geri Care's net revenue. The Medicare program is subject to statutory and regulatory changes, retroactive and prospective rate adjustments, administrative rulings and funding restrictions, all of which could have the effect of limiting or reducing reimbursement levels for Geri Care's services. During late 1995, Congress considered (but did not enact) legislation to reduce Medicare spending significantly. The Company cannot predict whether any changes in this program will be adopted or, if adopted, the effect, if any, such changes will have on the Company. Any significant decrease in Medicare reimbursement levels could have a material adverse effect on the Company. There can be no assurance that Geri Care will continue to receive Medicare payments at current levels for rehabilitation management services performed at ALFs (including 25 facilities owned, leased or managed by the Company).


     In general, increases in the Company's allowable operating costs result in higher payment rates under the Medicare program's allowable cost based reimbursement formula. Allowable costs include general and administrative expenses of ARVAL and Geri Care, as well as direct operating costs, interest and depreciation. Interim payments are made by Medicare based on Company billings for covered services to program patients during the year. Geri Care submits cost reports to the Health Care Financing Administration ("HCFA") following the end of the fiscal year. Medicare reimbursement is subject to a retrospective audit of the allowable costs reported in the filed cost report. Following an audit of the allowable costs, retroactive adjustments occur that may result in a settlement requiring additional payments to the Company or a recoupment from the Company. To the extent Medicare would deny reimbursement for such overhead, the Company's general and administrative expenses will increase accordingly.



     The Company has reviewed cost reports for Geri Care filed for fiscal years prior to August 22, 1996. The Company is also preparing cost reports to be filed for the period of July 1, 1996 to August 22, 1996. The Company has established reserves for amounts which it reasonably believes may be adjusted by HCFA, but there can be no certainty that the reserves established will be sufficient to offset charges denied, which could materially adversely affect the Company's results of operations and financial condition.



     Additionally, approximately 7% of the Company's assisted living revenue is derived from residents who are recipients of Supplemental Security Income ("SSI") payments. Revenue derived from these residents is generally lower than that received from the Company's other residents and could be subject to payment delay. There can be no assurance that the Company's proportionate percentage of revenue received from SSI receipts will not increase, or that the amounts paid under SSI programs will not be further limited. In addition, if the Company were to become a provider of services under the Medicaid program, the Company would be subject to Medicaid regulations designed to limit fraud and abuse, violations of which could result in civil and criminal penalties and exclusion from participation in the Medicaid program.


     The Medicaid and Medicare programs provide criminal penalties for entities that knowingly and willfully offer, pay, solicit or receive remuneration in order to induce business that is reimbursed under these programs. The illegal remuneration provisions of the Social Security Act, also known as the "anti-kickback" statute, prohibit the payment or receipt of remuneration intended to induce the purchasing, leasing, ordering or arranging for any good, facility, service or item paid by Medicaid or Medicare programs. In addition, certain states in which the Company's facilities are located have enacted statutes which prohibit the payment of kickbacks, bribes and rebates for the referral of such patients. Although the Company has contractual arrangements with some health care providers, management believes it is in compliance with the anti-kickback statute, and other provisions of the social Security Act and the state statutes. However, there can be no assurance that government officials responsible for enforcing these statutes will not assert that the Company or certain transactions in which it is involved are in violation of these statutes.

INTEGRATION OF ACQUISITIONS

     Prior to August 1996, the Company had not provided healthcare services other than those associated with its assisted living licensure requirements. In August 1996, the Company acquired Geri Care and ProMotion Rehab, which include rehabilitation services and a Medicare Part B billing and supply component. Due in part to differences between the historical core business of the Company and those of the acquired businesses, such acquisitions have placed and may continue to place significant demands on the Company's management and other resources. There can be no assurance that these business can be integrated successfully, that there will be any operating efficiencies between the businesses or that the combined businesses can be operated profitably. The Company may acquire other complementary businesses in the future. The failure to integrate and operate these or other acquired companies successfully could have a material adverse effect on the Company's business and future prospects.

GOVERNMENT REGULATION

     Assisted Living. Health care is an area subject to extensive regulation and frequent regulatory change. Currently, no federal rules explicitly regulate assisted living. While a number of states have not yet enacted specific assisted living regulation, the Company is and will continue to be subject to varying degrees of regulation and licensing by health or social service agencies and other regulatory authorities in the various states and localities in which it operates or intends to operate. Changes in, or the adoption of, such laws and regulations, or new interpretations of existing laws and regulations, could have a significant effect on methods of doing business, costs of doing business and amounts of reimbursement from governmental and other payors. In addition, the President and Congress have in the past, and may in future, propose health care reforms which could impose additional regulations on the Company or limit the amounts that the Company may charge for its services. The Company cannot make any assessment as to the ultimate timing and impact that any pending or future health care reform proposals may have on the assisted living, nursing facility and rehabilitation care industries, or on the health care industry in general. No assurance can be given that any such reform will not have a material adverse effect on the business, financial condition or results of operations of the Company.

     Rehabilitation Services. The cost of many of the services offered by Geri Care and Pro Motion Rehab are reimbursed or paid for by Medicare and, therefore, the corporations providing these services are subject to the Health Care Financing Administration ("HCFA") rules governing survey and certification. While the Company believes these corporations and the rehabilitation services provided by them are in substantial compliance with program requirements, the corporations could be subject to adjustments in reimbursement or penalties for failing to comply with regulatory requirements.

SUBORDINATION OF NOTES

     The Convertible Notes are unsecured and subordinated in right of payment in full to all existing and future Senior Debt (as defined) of the Company. As a result of such subordination, in the event of bankruptcy, liquidation or reorganization of the Company, or upon the acceleration of any Senior Debt, the assets of the Company will be available to pay obligations on the Convertible Notes only after all Senior Debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Convertible Notes then outstanding. The Company expects from time to time to incur additional indebtedness, including indebtedness that would constitute Senior Debt. The Convertible Notes are also structurally subordinated to the liabilities, including trade payables, of the Company's subsidiaries. The Indenture (as defined) does not prohibit or limit the incurrence of additional indebtedness, including Senior Debt, by the Company or its subsidiaries and the incurrence of additional indebtedness by the Company or its subsidiaries could adversely affect the Company's ability to pay its obligation on the Convertible Notes. As of September 30, 1996, the Senior Debt (which includes guarantees of indebtedness of partnerships affiliated with the Company) and the indebtedness and all other liabilities of the Company's subsidiaries totalled $93.7 million. See "Description of Convertible Notes -- Subordination of Convertible Notes."

LIMITATIONS ON REPURCHASE OF CONVERTIBLE NOTES

     Upon a Designated Event, which includes a Change of Control and a Termination of Trading (each as defined), each holder of Convertible Notes will have certain rights, at the holder's option, to require the Company to repurchase all or a portion of such holder's Convertible Notes. If a Designated Event were to occur, there can be no assurance that the Company would have sufficient funds to pay the repurchase price for all Convertible Notes tendered by the holders thereof. In addition, it is possible that the terms of future indebtedness or lease obligations incurred by the Company may prohibit the Company from purchasing any Convertible Notes and may also provide that a Designated Event, as well as certain other change-of-control events with respect to the Company, would constitute an event of default thereunder. If the Company were prohibited from purchasing Convertible Notes tendered, this failure would constitute an Event of Default under the Indenture, which may, in turn, constitute a default under the terms of the other indebtedness or long-term leases that the Company currently has or may enter into from time to time. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Notes. See "Description of Convertible
Notes -- Repurchase at Option of Holders."

ABSENCE OF PUBLIC MARKET FOR THE CONVERTIBLE NOTES.


     The Convertible Notes have no established trading market. The Company does not intend to list the Convertible Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation ("Nasdaq") system. The Company has been advised by the Initial Purchaser that it intends to make a market in the Convertible Notes. However, the Initial Purchaser is not obligated to do so and any market-making activities may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the pendency of the Registration Statement. No assurance can be given that an active trading market for the Convertible Notes will develop or, if such market develops, as to the liquidity or sustainability of such market. If a trading market does not develop or is not maintained, holders of the Convertible Notes may experience difficulty in reselling the Convertible Notes or may be unable to sell them at all. If a market for the Convertible Notes develops, future trading prices of the Convertible Notes will depend on many factors, including, among other things, prevailing interest rates, perceptions of the Company's creditworthiness, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities, the financial condition of the Company and other factors, the Convertible Notes may trade at a discount from their principal amount.


VOLATILITY OF STOCK PRICE

     The Common Stock has experienced and can be expected to experience substantial price volatility. It is likely that the market price for the Convertible Notes will be affected by the market price of the Common Stock. See "Price Range of Common Stock and Dividend Policy." Sales of substantial amounts of shares of Common Stock in the public market or the perception that those sales could occur could adversely affect the market price of the Common Stock and the Company's ability to raise additional funds in the future in the capital markets. The market price of the Common Stock could be subject to significant fluctuations in response to various factors and events, including the liquidity of the market for the shares of the Common Stock, variations in the Company's operating results, changes in earnings estimates by securities analysts, publicity regarding the industry or the Company and the adoption of new statutes or regulations (or changes in the interpretation of existing statutes or regulations) affecting the health care industry in general or the assisted living industry in particular. In addition, the stock market in recent years has experienced broad price and volume fluctuations that often have been unrelated to the operating performance of particular companies. These market fluctuations may adversely affect the market price of the shares of Common Stock.

RISKS COMMON TO THE COMPANY'S ASSISTED LIVING OPERATIONS

     Staffing and Labor Costs. The Company competes with other providers of assisted living and senior housing with respect to attracting and retaining qualified personnel. The Company also is dependent upon the available labor pool of employees. A shortage of qualified personnel may require the Company to enhance its wage and benefits package in order to compete. In addition, many health care workers in the nursing home industry are unionized. While none of the Company's employees are currently unionized, any unionization or threat of unionization of workers in the assisted living industry or at the Company's facilities could increase the Company's labor costs. No assurance can be given that the Company's labor costs will not increase, or that if they do increase, they can be matched by corresponding increases in rental or management revenue.

     Obtaining Residents and Maintaining Rental Rates. As of September 30, 1996, the ALFs owned or operated by the Company had a combined occupancy rate of 89%. Lease-up on development projects may take longer than assumed periods of time, thereby lengthening the time in which newly developed ALFs are experiencing start-up losses. The Company may revise its schedule of construction of new developments in order to phase in start-up losses from new ALFs. Occupancy may drop in ALFs acquired by the Company due to re-evaluation of residents regarding retention criteria, changes in management and staffing, and implementation of the Company's assisted living programs. There can be no assurance that, at any time, any ALF will be substantially occupied at assumed rents. In addition, lease-up and full occupancy may be achievable only at rental rates below those assumed. If operating expenses increase, local rental market conditions may limit the extent to which rents may be increased. Because rent increases generally can only be implemented at the time of expiration of leases, rental increases may lag behind increases in operating expenses. In addition, the failure of the Company to generate sufficient revenue could result in an inability to meet minimum rent obligations under the Company's long-term operating leases and make interest and principal payments on its indebtedness.


     General Real Estate Risks. The performance of the Company's ALFs is influenced by factors affecting real estate investments, including the general economic climate and local conditions, such as an oversupply of, or a reduction in demand for, ALFs. Other factors include the attractiveness of properties to tenants, zoning, rent control, environmental quality regulations or other regulatory restrictions, competition from other forms of housing and the ability of the Company to provide adequate maintenance and insurance and to control operating costs, including maintenance, insurance premiums and real estate taxes. At the time the Company acquires existing ALFs, budgets for known rehabilitation expenses are prepared and funds therefore are reserved. Unknown or unforeseen rehabilitation expenses may be incurred. Real estate investments are also affected by such factors as applicable laws, including tax laws, interest rates and the availability of financing. Real estate investments are relatively illiquid and, therefore, limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. Any failure by the Company to integrate or operate acquired ALFs effectively may have a material adverse effect on the Company's business, financial condition and results from operations. In addition, the Company currently leases facilities from only two health care REITs. A third REIT has committed to provide financing which is expected to close in January 1997. The lease agreements with each of the health care REITs are interconnected in that the Company will not be entitled to exercise its right to renew one lease with a particular health care REIT without exercising its right to renew all other leases with that health care REIT and that leases with each health care REIT contain certain cross default provisions. Therefore, in order to exercise all lease renewal terms with a particular health care REIT, the Company will be required to maintain and rehabilitate the leased ALFs on a long-term basis. The Company anticipates that similar renewal and cross-default provisions will be included in leases with other health care REITs.


     Bond Financing. The Company has entered into a long-term lease of an ALF, the acquisition and construction of which are being financed by tax exempt multi-unit housing revenue bonds. In order to meet the lease obligations and to allow the landlord to continue to qualify for favorable tax treatment of the interest payable on the bonds, the facility must comply with certain federal income tax requirements, principally pertaining to the maximum income level of a specified portion of the residents. The Company anticipates executing additional leases for ALFs to be constructed with bond financing, and the same and possibly additional restrictions are anticipated to be imposed for such facilities. Failure to satisfy these requirements will constitute an event of default under the lease, thereby accelerating its termination. Failure to obtain low-income residents in the sequence and time required could materially affect the lease-up schedule and, therefore, cash flow from such facilities.

     Development and Construction Risks. As part of its growth strategy during the next few years, the Company plans to develop a number of new ALFs. The Company's ability to achieve its development plans will depend upon a variety of factors, many of which are beyond the Company's control. The successful development of additional ALFs involves a number of risks, including the possibility that the Company may be unable to locate suitable sites at acceptable prices or may be unable to obtain, or may experience delays in obtaining, necessary zoning, land use, building, occupancy, licensing and other required governmental permits and authorizations. Development schedules may be changed by the Company in order to accommodate requirements of staffing of new ALFs and to allow a phase-in of start-up losses inherent in the marketing and lease-up of new facilities. Certain construction risks are beyond the Company's control, including strikes, adverse weather, natural disasters, supply of materials and labor, and other unknown contingencies which could cause the cost of construction and the time required to complete construction to exceed estimates. If construction is not commenced or completed, or if there are unpaid subcontractors or suppliers, or if required occupancy permits are not issued in a timely manner, cash flow could be significantly reduced. In addition, any property in construction carries with it its own risks such as construction defects, cost overruns, adverse weather conditions, the discovery of geological or environmental hazards on the property and changes in zoning restrictions or the method of applying such zoning restrictions. The nature of licenses and approvals necessary for development and construction, and the timing and likelihood for obtaining them vary widely from state to state, and from community to community within a state.

     Possible Environmental Liabilities. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the costs of removal or remediation of certain hazardous or toxic substances including, without limitation, asbestos-containing materials ("ACMs"), which could be located on, in or under such property. Such laws and regulations often impose liability whether or not the owner or operator know of, or was responsible for, the presence of the hazardous or toxic substances. When acquiring land for development or existing facilities, the Company typically obtains environmental reports on the properties as part of its due diligence in order to lessen its risk of exposure. Nonetheless, the costs of any required remediation or removal of these substances could be substantial and the owner's liability as to any property is generally not limited under such laws and regulations and could exceed the value of the property and the aggregate assets of the owner or operator. The presence of these substances or failure to remediate such substances properly may also adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. Under these laws and regulations, an owner, operator, or any entity who arranges for the disposal of hazardous or toxic substances such as ACMs at a disposal site may also be liable for the costs of any required remediation or removal of the hazardous or toxic substances at the disposal site. When entering into leases with health care REITs and other landlords of facilities, the Company typically enters into environmental indemnity agreements in which it agrees to indemnify the landlord against all risk of environmental liability both during the term of the lease and beyond such term. In connection with the ownership or operation of its or its Affiliated Partnerships' properties, the Company could be liable for these costs, as well as certain other costs, including governmental fines and injuries to persons or properties.

     Restrictions Imposed by Laws Benefitting Disabled Persons. Under the Americans with Disabilities Act of 1990 (the "ADA"), all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. A number of additional federal, state and local laws exist which also may require modifications to existing and planned properties to create access to the properties by disabled persons. While the Company believes that its properties are substantially in compliance with present requirements or are exempt therefrom, and attempts to check for compliance in all facilities it considers acquiring, if required changes involve a greater expenditure than anticipated or must be made on a more accelerated basis than anticipated, additional costs would be incurred by the Company. Further legislation may impose additional burdens or restrictions with respect to access by disabled persons and the costs of compliance therewith could be substantial.

     Geographic Concentration. A substantial portion of the business and operations of the Company are conducted in California, where 29 of the 57 assisted living facilities operated, managed or in development by the Company are located. Other regional concentrations of assisted living facilities are planned for Florida,

Texas, the Midwest and the Northeast. The creation of regions allows the Company to manage the ALFs without undue increases in management personnel. The market value of these properties and the income generated from properties managed or leased by the Company could be negatively affected by changes in local and regional economic conditions or the laws governing, and regulatory environment in, states within those regions, and by acts of nature. There can be no assurance that such geographic concentration will not have an adverse effect on the Company's business, financial condition, results of operations and prospects.

     Insurance. The Company currently maintains insurance policies in amounts and with such coverage and deductibles as it believes are adequate, based on the nature and risks of its business, historical experience and industry standards. The Company's business entails an inherent risk of liability. In recent years, participants in the assisted living industry, including the Company, have become subject to an increasing number of lawsuits alleging negligence or related legal theories, many of which may involve large claims and significant legal costs. The Company is from time to time subject to such suits as a result of the nature of its business. There can be no assurance that claims will not arise which are in excess of the Company's insurance coverage or are not covered by the Company's insurance coverage. A successful claim against the Company not covered by, or in excess of, the Company's insurance, could have a material adverse effect on the Company's financial condition and results of operations. Claims against the Company, regardless of their merit or eventual outcome, may also have a material adverse effect on the Company's ability to attract residents or expand its business and would require management to devote time to matters unrelated to the operation of the Company's business. In addition, the Company's insurance policies must be renewed annually and there can be no assurance that the Company will be able to continue to obtain liability insurance coverage in the future or, if available, that such coverage will be available on acceptable terms.

CONFLICTS OF INTEREST

     Certain of the Company's executive officers and Directors may, by virtue of their investment in or involvement with entities providing services, office space or guaranties to the Company or to Company-sponsored partnerships, have an actual or potential conflict of interest with the interests of the Company.

     In addition, the Company is the managing general partner and facilities manager for partnerships owning or leasing 13 ALFs and various apartment communities. By serving in both capacities, the Company has conflicts of interest in that it has both a duty to act in the best interests of the limited partners of those partnerships and the desire to maximize earnings for the Company's shareholders in the operation of those assisted living facilities and apartment communities.

TAX CREDIT PROPERTIES

     The Company's tax credit partnerships obtain equity capital to build apartments through the sale of tax credits under the Federal Tax Credit Program. In order to qualify for the Federal Tax Credit Program, the owner of the project must agree to restrict the use of the property for moderate- to low-income purposes for a period of 15 years. Some tax credit financed partnerships for which the Company serves as general partner have entered into agreements restricting use of their respective properties for moderate- to low-income housing purposes for periods of up to 40 years beyond the base 15-year compliance period. All tax credit projects must be placed in service by the end of the second calendar year after the year in which the initial allocation of tax credits was made. In addition, if all apartments in a project are not initially occupied during the year in which tax credits are first taken, this could cause a delay in the timing in which tax credits may be offset against income and/or cause a forfeiture of some of the tax credits. Failure to place a tax credit project in service or cause the apartments to be initially occupied on a timely basis is likely to cause the forfeiture of some or all the tax credits allocated and would trigger the Company's obligations under the Tax Credit Guarantees (see "-- Indebtedness, Lease and Other Obligations of the Company") or otherwise risk exposure of liability to limited partners of the tax credit partnerships. In addition, projects financed under the Federal Tax Credit Program are subject to detailed regulations concerning tenant income and other requirements. The Internal Revenue Service has identified these regulations as being the subject of increased scrutiny regarding compliance of applicable regulations under the Internal Revenue Code of 1986 as amended (the "Code"). While the Company believes that it is currently in compliance with applicable regulations, no assurance can be given that the Company will not be challenged in this regard. These restrictions may limit the Company's management of and ability to sell properties developed under the Federal Tax Credit Program.

     Although the Company does not anticipate the development of new properties under the Federal Tax Credit Program to be a significant source of its growth, changes to federal or state tax laws or to the Federal Tax Credit Program could reduce or eliminate the value or availability of the tax credits and, accordingly, the Company's ability to engage in this aspect of its business.

SHARES ELIGIBLE FOR FUTURE SALE

     As of September 30, 1996, the Company had outstanding 9,646,127 shares of Common Stock, assuming no conversion of the Convertible Notes or exercise of outstanding warrants and options. Of these shares, 3,565,000 shares of Common Stock sold in the IPO Offering, and 5,138,466 shares which became unrestricted following the IPO Offering are tradable in calendar year 1996 without restriction or limitation under the Securities Act, except for any shares owned or purchased by "affiliates" of the Company which will be subject to the resale limitations under Rule 144 of the Securities Act. The remaining 942,661 outstanding shares of Common Stock are "restricted securities" within the meaning of Rule 144 (the "Restricted Shares"). The Restricted Shares may not be sold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption, including that provided by Rule 144.


     The Company issued 657,803 shares of Common Stock upon its call for redemption of the 8% Convertible Redeemable Series A Preferred Stock (the "Series A Preferred Stock") in 1996, of which approximately 78,422 shares were tradable at December 31, 1995 and 579,381 shares will be tradable without registration by December 31, 1996. The Company issued 903,373 shares of Common Stock upon its call for redemption of its 1999 Convertible Notes in 1996, of which approximately 53,441 and 849,932 shares have or will become tradable without registration in 1996 and 1997, respectively. The Company issued an aggregate of 85,146 restricted shares to the former shareholders of SynCare, Inc. in 1996, all of which will be tradeable without registration in September 1998. The Company issued an aggregate of 7,583 restricted shares upon the exercise of warrants held by certain broker-dealers, all of which will be tradeable without registration by December 31, 1998.


     The Commission has proposed to amend the holding period required by Rule 144 to permit sales of "restricted securities" after one year rather than the current two years (and two years rather than three years for "non-affiliates" who desire to trade free of other Rule 144 restrictions). If such proposed amendment were enacted, the "restricted securities" described above would become freely tradable (subject to any applicable contractual restrictions) at correspondingly earlier dates.

     In addition to the outstanding shares described above, options to purchase a total of 406,384 shares of Common Stock and warrants to purchase a total of 162,248 shares of Common Stock are outstanding as of September 30, 1996. As of September 30, 1996, none of the options or warrants to purchase shares of Common Stock have been exercised.

CONTROL BY DIRECTORS AND EXECUTIVE OFFICERS; ANTI-TAKEOVER MEASURES


     As of September 30, 1996, the Company's Directors and executive officers and their affiliates beneficially own approximately 28% of the Company's outstanding shares of Common Stock. As a result, these stockholders, acting together, would be able to significantly influence many matters requiring approval by the stockholders of the Company, including the election of Directors. The Company's articles of incorporation provide for authorized but unissued preferred stock, the terms of which may be fixed by the Board of Directors, and provide, among other things, that upon the satisfaction of certain conditions specified in the California General Corporation Law relating to the number of holders of Common Stock, the Board of Directors will be classified and the holders of Common Stock will not be permitted to cumulate votes. Such provisions could have the effect of delaying, deferring or preventing a change of control of the Company.

                                USE OF PROCEEDS

     The Convertible Notes and the Conversion Shares are offered by the Selling Securityholders and, accordingly, the Company will not receive any of the proceeds from the sales thereof. Further, the Company will not receive any proceeds from the issuance of Conversion Shares upon conversion of the Convertible Notes.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY


     The Company's Common Stock has been traded on the Nasdaq National Market under the Nasdaq symbol "ARVI" since the Company's initial public offering on October 17, 1995. The following table sets forth, for the periods indicated, the high and low prices for the Common Stock on the Nasdaq National Market. On January 13, 1997, the closing price for the Common Stock on the Nasdaq National Market was $11.625 per share. As of January 13, 1997, there were approximately 483 holders of record of the Common Stock.



                                                                      HIGH       LOW
                                                                     ------     ------
        FISCAL YEAR 1996
          Third Quarter (from October 17, 1995)....................  $15.25     $ 9.50
          Fourth Quarter...........................................   18.50      10.38

        FISCAL YEAR 1997
          First Quarter............................................  $20.75     $15.00
          Second Quarter...........................................   17.75      11.75
          Third Quarter............................................   15.25       9.88
          Fourth Quarter (through January 13, 1997)................   11.63      10.75


     The Company does not currently pay dividends on its Common Stock and does not anticipate paying dividends in the foreseeable future. It is the present policy of the Company's Board of Directors to retain earnings, if any, to finance the expansion of the Company's business.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the Company for the periods indicated(1):

      FISCAL YEAR ENDED MARCH 31,            SIX MONTHS ENDED
----------------------------------------      SEPTEMBER 30,
1992     1993     1994     1995     1996           1996
----     ----     ----     ----     ----     ----------------
 (2)      (2)      (2)      (2)      (2)            1.4

---------------

(1) The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings include income before income taxes and fixed charges excluding capitalized interest. Fixed charges include interest expense, capitalized interest, amortization of debt expense and a portion of rent expense deemed representative of the interest factor.

(2) Earnings were insufficient to cover fixed charges by $247,000, $134,000, $1,901,00, $4,728,000 and $590,000 for the fiscal years ended March 31,
    1992, 1993, 1994, 1995 and 1996, respectively.

                            CAPITAL STOCK OF THE COMPANY

     The following description of the Company's capital stock does not purport to be complete and is subject in all respects to applicable California law and to the provisions of the Company's Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

     The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, no par value, and 10,000,000 shares of Preferred Stock in one or more series. As of September 30, 1996, there were 9,646,127 shares of Common Stock issued and outstanding, approximately 3,096,392 shares of Common Stock issuable upon conversion of the Convertible Notes, 162,248 shares issuable upon exercise of outstanding warrants, 406,384 shares issuable upon the exercise of outstanding options, and 1,093,616 shares available for future grants under the Company's 1995 Stock Incentive Plan.

COMMON STOCK

     Each holder of Common Stock is entitled to one vote per share of record on all matters to be voted upon by the shareholders. Holders will not have cumulative voting rights in connection with the election of Directors (or any other matter). Subject to the preferential rights of any preferred stock that may at the time be outstanding, each share of Common Stock will have an equal and ratable right to receive dividends when, if and as declared from time to time by the Board of Directors out of funds legally available therefor. The Company has been, and may in the future be, subject to certain agreements which restrict the payment of dividends. The Company does not anticipate paying cash dividends in the foreseeable future. See "Price Range of Common Stock" and "Dividend Policy."

     In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payments to creditors and after satisfaction of the liquidation preference, if any, of any preferred stock that may at the time be outstanding. Holders of Common Stock have no preemptive or redemption rights and are not subject to further calls or assessments by the Company. All of the outstanding shares of Common Stock are, and the Conversion Shares will be, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Company's Board of Directors has the authority, without any vote or action by the shareholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations and restrictions thereof, including the voting rights, dividends rights, dividend rate, conversion rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and number of shares constituting any series. Although it presently has no intention to do so, the Board of Directors, without shareholder approval, could issue preferred stock with voting and conversion rights that could adversely affect the voting powers of the holders of the Common Stock and the market price of the Common Stock. Issuance of preferred stock may also have the effect of delaying, deferring or preventing the change of control of the Company without further action by the shareholders and may discourage bids for the Common Stock at a premium over the market price.

     The Company has created one series of preferred stock consisting of 2,000,000 shares of Series A Preferred Stock. The Company issued 2,000,000 shares of Series A Preferred Stock through a private placement which concluded in June 1994. Each share of Series A Preferred Stock (i) is convertible, unless previously redeemed, at any time into .329 shares of Common Stock, subject to adjustment; (ii) carries a preferred cumulative dividend of 8% per annum ($.20 per share) payable quarterly; (iii) retains a liquidation preference of $2.50 per share plus accumulated dividends; (iv) has no voting rights, except as required by law; (v) is redeemable in whole or in part at the option of the Company for cash at $2.50 per share plus accumulated dividends on 90 days' notice; and (vi) contains a redemption or "put" option permitting each holder of Series A Preferred Stock to present some or all of its shares to the Company at any time after December 31, 1998, for redemption for cash at $2.50 per share plus accumulated and unpaid dividends. In February 1996 the Company exercised its right to redeem all outstanding shares of Preferred Stock. All holders of the 2,000,000 shares of Series A Preferred Stock elected to convert their Series A Preferred Stock to Common Stock. As of September 30, 1996, no shares of Series A Preferred Stock are outstanding.

WARRANTS

     In connection with the distribution of Series A Preferred Stock in 1994, the Company issued to certain participating brokerage firms warrants for the purchase of an aggregate of 54,197 shares of Common Stock at a conversion ratio equal to $7.60 per share. The warrants are exercisable at any time through March 31, 1997. As of September 30, 1996, 6,085 shares have been issued upon exercise of these warrants.

     In connection with the distribution of the 1999 Convertible Notes, the Company issued to certain participating brokerage firms warrants for the purchase of an aggregate of 123,355 shares of Common Stock at a conversion ratio equal to $12.16 per share. The warrants are exercisable at any time until December 31, 1999. As of September 30, 1996, 1,498 shares have been issued upon exercise of these warrants.

LIMITATION ON DIRECTORS' LIABILITY

     The Articles of Incorporation and the Bylaws of the Company limit the liability of Directors and officers to the Company or its shareholders to the fullest extent permitted by California Law. The inclusion of this provision in the Articles and Bylaws may have the effect of reducing the likelihood of derivative litigation against Directors or officers of the Company and may discourage or deter shareholders or management from bringing a lawsuit against Directors of the Company for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its shareholders.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

     Assuming conversion of all of the Convertible Notes into 3,096,392 shares of Common Stock, there would be 87,257,481 shares of Common Stock available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions. The Company does not currently have plans to issue additional shares of capital stock, other than shares of Common Stock which may be issued upon exercise of options or the warrants.

STOCK TRANSFER AGENT AND REGISTRAR

     The stock transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, Los Angeles, California.

                        DESCRIPTION OF CONVERTIBLE NOTES

GENERAL

     The Convertible Notes were issued pursuant to an Indenture dated as of April 3, 1996 (the "Indenture"), between the Company and The Chase Manhattan Bank, N.A., as trustee (the "Trustee"). The following summary of certain provisions of the Convertible Notes, the Indenture and the Registration Agreement does not purport to be complete and is qualified in its entirety by reference to the Convertible Notes, the Indenture and the Registration Agreement, respectively, including the definitions therein of certain terms used below. The definitions of certain other terms used in the following summary are set forth below under "-- Certain Definitions." Wherever particular provisions or defined terms of the Indenture (or the form of Convertible Note which is a part thereof) or the Registration Agreement are referred to, such provisions or defined terms are incorporated herein by reference.

     The Convertible Notes are unsecured general obligations of the Company, subordinated in right of payment to all existing and future Senior Debt of the Company to the extent set forth in the Indenture and limited to $57,500,000 aggregate principal amount. The Indenture does not limit the amount of other Indebtedness or securities that may be issued by the Company or any of its Subsidiaries. The Indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of Senior Debt or issuance or repurchase (other than the Convertible Notes) of securities of the Company. The Indenture contains no covenants or other provisions to afford protection to holders of Convertible Notes in the event of a highly leveraged transaction or a change in control of the Company except to the extent described under "Repurchase at Option of Holders."


PRINCIPAL, MATURITY AND INTEREST


     The Convertible Notes bear interest from April 3, 1996 at 6 3/4% per annum and will mature on April 1, 2006, unless earlier redeemed at the option of the Company or at the option of the holder upon a Designated Event (as described below).

     Interest on the Convertible Notes is payable semiannually on April 1 and October 1 of each year (each an "Interest Payment Date"), commencing on October 1, 1996, to holders of record at the close of business on the March 15 or September 15 immediately preceding such Interest Payment Date (other than with respect to a Convertible Note or portion thereof called for redemption on a redemption date, or repurchased in connection with a Designated Event on a repurchase date, during the period from (and including) a record date to (but excluding) the next succeeding Interest Payment Date (in which case accrued interest shall be payable (unless such Convertible Note or portion thereof is converted) to the holder of the Convertible Note or portion thereof redeemed or repurchased). Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

     Interest on the Convertible Notes accrues from the most recent date to which interest has been paid.

     The Convertible Notes are payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose within The City of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Convertible Notes at their respective addresses set forth in the register of holders of Convertible Notes. Until otherwise designated by the Company, the Company's office or agency in The City of New York will be the office of the Trustee maintained for such purposes. The Convertible Notes have been issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

     The Convertible Notes will not be subject to redemption prior to April 1, 1999 and will be redeemable on such date and thereafter at the option of the Company, in whole or in part (in any integral multiple of $1,000), upon not less than 20 nor more than 60 days' prior notice by mail at the following prices (expressed as percentages of the principal amount), together with accrued interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an Interest Payment Date). If redeemed during the 12-month period beginning April 1:

                                                                        REDEMPTION
                                      YEAR                                PRICE
            --------------------------------------------------------    ----------
            1999....................................................     104.725%
            2000....................................................     104.050%
            2001....................................................     103.375%
            2002....................................................     102.700%
            2003....................................................     102.025%
            2004....................................................     101.350%
            2005....................................................     100.675%

     If less than all Convertible Notes are to be redeemed, the Trustee will select the Convertible Notes to be redeemed by lot, pro rata or by such other method as the Trustee shall deem fair and equitable. On or after the redemption date, interest will cease to accrue on the Convertible Notes, or portion thereof, called for redemption.

MANDATORY REDEMPTION

     The Company is not required to make mandatory redemption or sinking fund payments with respect to the Convertible Notes.

REPURCHASE AT OPTION OF HOLDERS

     Upon the occurrence of a Designated Event, each holder of Convertible Notes shall have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Convertible Notes pursuant to the offer described below (the "Designated Event Offer") at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest thereon to the Designated Event Payment Date (the "Designated Event Payment"). Within 30 days following any Designated Event, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Designated Event and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice.

     The Company will comply with the requirements of Rules 13E-4 and 14-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Convertible Notes in connection with a Designated Event.

     On the Designated Event Payment Date, the Company will, to the extent lawful, (1) accept for payment Convertible Notes or portions thereof tendered pursuant to the Designated Event Offer, (2) deposit with the Paying Agent an amount equal to the Designated Event Payment in respect of all Convertible Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Convertible Notes so accepted together with an Officers' Certificate stating the Convertible Notes or portions thereof tendered to the Company. The Paying Agent will promptly mail to each holder of Convertible Notes so accepted payment in an amount equal to the purchase price for such Convertible Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Convertible Note equal in principal amount to any unpurchased portion of the Convertible Notes surrendered, if any, provided, that each such new Convertible Note shall be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Designated Event Offer as soon as practicable after the Designated Event Payment Date. There can be no assurance that the Company will have the financial resources necessary to repurchase the Convertible Notes in such circumstances.

     Except as described above with respect to a Designated Event, the Indenture does not contain any other provisions that permit the holders of the Convertible Notes to require that the Company repurchase or redeem the Convertible Notes in the event of a takeover, recapitalization or similar restructuring. In addition, the foregoing provisions would not necessarily afford holders of the Convertible Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect holders. There are no restrictions in the Indenture on the creation of Senior Debt (or any other indebtedness) and, under certain circumstances, the incurrence of significant amounts of additional indebtedness could have an adverse effect on the Company's ability to service its indebtedness, including the Convertible Notes.

     The Designated Event purchase feature of the Convertible Notes may in certain circumstances make more difficult or discourage a merger, consolidation or tender offer (even if such transaction is supported by the Company's Board of Directors or is favorable to the stockholders), the assumption of control by a holder of a large block of the Company's shares, and the removal of incumbent management. The Designated Event purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of antitakeover provisions. Instead, the Designated Event purchase feature is a result of negotiations between the Company and the Initial Purchaser. Management has no present intention to engage in a transaction involving a Designated Event, although it is possible that the Company could decide to do so in the future. Subject to the limitations on mergers, consolidations and sale of assets described herein, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Designated Event under the Indenture, but that could increase the amount of Indebtedness (including Senior Debt) outstanding at such time or otherwise affect the Company's capital structure or credit ratings, or substantially reduce or eliminate the Company's assets. The payment of the Designated Event Payment is subordinated to the prior payment of Senior Debt as described under "-- Subordination of Convertible Notes" below.

     Any future credit agreements or other agreements relating to Indebtedness of the Company or lease obligations may contain prohibitions or restrictions on the Company's ability to effect a Designated Event Payment. In the event a Designated Event occurs at a time when such prohibitions or restrictions are in effect, the Company could ask the consent of its lenders and lessors, as applicable, to the purchase of Convertible Notes or could attempt to refinance or renegotiate the agreements that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings or otherwise renegotiate the agreements containing such prohibitions, the Company will be effectively prohibited from purchasing Convertible Notes. In such case the Company's failure to purchase tendered Convertible Notes would constitute an Event of Default under the Indenture, and may constitute a default under the terms of other indebtedness or long-term leases that the Company may enter into from time to time. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Convertible Notes.

     A "Designated Event" will be deemed to have occurred upon a Change of Control or a Termination of Trading.

     A "Change of Control" will be deemed to have occurred when; (i) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares representing more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors of the Company ("Voting Stock"), (ii) the Company consolidates with or merges into any other corporation, or conveys, transfers or leases all or substantially all of its assets (other than to a wholly-owned subsidiary of the Company) or any other corporation merges into the Company, and, in the case of any such transaction, the outstanding Common Stock of the Company is reclassified into or exchanged for any other property or security, unless the stockholders of the Company immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from, or to which its assets were conveyed, transferred or leased in connection with, such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction or (iii) any time the Continuing Directors do not constitute a majority of the Board of Directors of the Company (or, if applicable, a successor corporation to the Company); provided, that a Change of Control shall not be deemed to have occurred if either (x) the last sale price of the Common Stock for any five trading days during the ten trading days immediately preceding the Change of Control is at least equal to 105% of the Conversion Price in effect on the date of such Change of Control or (y) at least 90% of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the Change of Control consists of shares of common stock that are, or upon issuance will be, traded on a United States national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States.

     The definition of Change of Control includes a phrase relating to the lease, transfer or conveyance of "all or substantially all" of the assets of the Company. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Convertible Notes to require the Company to repurchase such Convertible Notes as a result of a lease, transfer or conveyance of less than all of the assets of the Company to another person or group may be uncertain.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     A "Termination of Trading" will be deemed to have occurred if the Common Stock (or other common stock into which the Convertible Notes are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

REGISTRATION RIGHTS

     Pursuant to the Registration Agreement, the Company agreed for the benefit of the holders of the Convertible Notes, that (i) it would at its cost, no later than November 15, 1996, file a shelf registration statement (the "Shelf Registration Statement") with the Commission with respect to resales of the Convertible Notes and the Conversion Shares, (ii) within 60 days after the date such Shelf Registration Statement is filed with the Commission, such Shelf Registration Statement would be declared effective by the Commission and (iii) the Company will maintain such Shelf Registration Statement continuously effective under the Securities Act until April 12, 1999 (or such shorter period as may then be applicable under the Securities Act regarding the holding period for securities under Rule 144(k) of the Securities Act or any successor rule) or such earlier date as of which all the Convertible Notes or the Conversion Shares have been sold pursuant to such Shelf Registration Statement. If the Company had failed to comply with clause (i) above then, at such time, the Company would have paid additional Liquidated Damages to the then holders of Convertible Notes as described in the Indenture. If the Shelf Registration Statement had not been declared effective as provided in clause (ii) above, then, at such time and on each date that would have been the successive 30th day following such time, the Company would have paid additional Liquidated Damages to the then holders of Convertible Notes as described in the Indenture. Pursuant to clause (iii) above, however, if the Company fails to keep the Shelf Registration Statement continuously effective for the period specified above, then at such time as the Shelf Registration Statement is no longer effective and on each date thereafter that is the successive 30th day subsequent to such time and until the earlier of
(i) the date that the Shelf Registration Statement is again deemed effective or
(ii) April 12, 1999 (or such shorter period as may then be applicable under the Securities Act regarding the holding period for securities under Rule 144(k) of the Securities Act or any successor rule) or (iii) the date as of which all of the Convertible Notes and/or the Conversion Shares are sold pursuant to the Shelf Registration Statement, the Company will pay Liquidated Damages to the then holders of Convertible Notes in an amount as described in the Indenture.

     The Company has agreed to provide or cause to be provided to each holder of the Convertible Notes or the Conversion Shares copies of this Prospectus, which is a part of such Shelf Registration Statement, notify or cause to be notified each such holder when such Shelf Registration Statement for the Convertible Notes or the Conversion Shares has become effective and take certain other actions as are required to permit unrestricted resales of the Convertible Notes or the Conversion Shares. A holder of Convertible Notes or

Conversion Shares that sells such Securities pursuant to the Shelf Registration Statement is required to be named as a Selling Securityholder in this Prospectus and to deliver this Prospectus to purchasers, is subject to certain of the civil liability provisions under the Securities Act in connection with such sales and is bound by the provisions of the Registration Agreement that are applicable to such holder (including certain indemnification and contribution rights and obligations).

     The Company may suspend the use of this Prospectus under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events. The Company will pay all expenses of the Shelf Registration Statement, provide to each registered holder of Convertible Notes and Conversion Shares copies of this Prospectus, notify each such registered holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the Convertible Notes and the Conversion Shares.

CONVERSION

     The holder of any Convertible Note will have the right, exercisable at any time after 90 days following the date of original issuance thereof and prior to maturity, to convert the principal amount thereof (or any portion thereof that is an integral multiple of $1,000) into shares of Common Stock at a conversion price equal to $18.57 per share subject to adjustment as described below (the "Conversion Price"), except that if a Convertible Note is called for redemption, the conversion right will terminate at the close of business on the third Business Day immediately preceding the date fixed for redemption. Except as described below, no adjustment will be made on conversion of any Convertible Notes for interest accrued thereon or for dividends on any Common Stock issued. If Convertible Notes not called for redemption are converted after a record date for the payment of interest and prior to the next succeeding Interest Payment Date, such Convertible Notes must be accompanied by funds equal to the interest payable on such succeeding Interest Payment Date on the principal amount so converted. No fractional shares will be issued upon conversion but a cash adjustment will be made for any fractional interest. A Convertible Note in respect of which a holder is exercising its option to require repurchase may be converted only if such holder withdraws its election to exercise its option in accordance with the terms of the Indenture.

     The Conversion Price is subject to adjustment (under formulae set forth in the Indenture) upon the occurrence of certain events, including: (i) the issuance of shares of Common Stock as a dividend or distribution on the Common Stock; (ii) the subdivision or combination of the outstanding Common Stock;
(iii) the issuance to substantially all holders of Common Stock of rights or warrants to subscribe for or purchase Common Stock (or securities convertible into Common Stock) at a price per share less than the then current market price per share, as defined; (iv) the distribution of shares of capital stock of the Company (other than Common Stock), evidences of indebtedness or other assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions in connection with the liquidation, dissolution or winding up of the Company or paid exclusively in cash out of current or retained earnings) to all holders of Common Stock; (v) the distribution, by dividend or otherwise, of cash (excluding any cash portion of distributions referred to in clause (iv)) to all holders of Common Stock in an aggregate amount that, together with the aggregate of any other distributions of cash that did not trigger a Conversion Price adjustment to all holders of its Common Stock within the 12 months preceding the date fixed for determining the stockholders entitled to such distribution and all Excess Payments (as defined) in respect of each tender offer or other negotiated transaction by the Company or any of its Subsidiaries for Common Stock concluded within the preceding 12 months not triggering a Conversion Price adjustment, exceeds 15% of the product of the current market price per share (determined as set forth below) on the date fixed for the determination of stockholders entitled to receive such distribution times the number of shares of Common Stock outstanding on such date; (vi) payment of an Excess Payment in respect of a tender offer or other negotiated transaction by the Company or any of its Subsidiaries for Common Stock, if the aggregate amount of such Excess Payment, together with the aggregate amount of cash distributions made within the preceding 12 months not triggering a Conversion Price adjustment and all Excess Payments in respect of each tender offer or other negotiated transaction by the Company or any of its Subsidiaries for Common Stock concluded within the preceding 12 months not triggering a Conversion Price adjustment, exceeds 15% of the product of the current market price per share (determined as set forth below) on the expiration of such tender offer times the number of shares of Common Stock outstanding on such date; and (vii) the distribution to substantially all holders of Common Stock of rights or warrants to subscribe for securities (other than those securities referred to in clause (iii) above). In the event of a distribution to substantially all holders of Common Stock of rights to subscribe for additional shares of the Company's capital stock (other than those securities referred to in clause (iii) above), the Company may, instead of making any adjustment in the Conversion Price, make proper provision, so that each holder of a Convertible Note who converts such Convertibles Note after the record date for such distribution and prior to the expiration or redemption of such rights shall be entitled to receive upon such conversion, in addition to shares of Common Stock, an appropriate number of such rights. No adjustment of the Conversion Price will be made until cumulative adjustments amount to one percent or more of the Conversion Price as last adjusted.

     If the Company reclassifies or changes its outstanding Common Stock, or consolidates with or merges into any person or transfers or leases all or substantially all its assets, or is a party to a merger that reclassified or changes its outstanding Common Stock, the Convertible Notes will become convertible into the kind and amount of securities, cash or other assets which the holders of the Convertible Notes would have owned immediately after the transaction if the holders had converted the Convertible Notes immediately before the effective date of the transaction (assuming, in a case in which the Company's stockholders may exercise rights of election, that a holder of Convertible Notes would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith and received per share the kind and amount received per share by a plurality of non-electing shares). Certain of the foregoing events may also constitute or result in a Designated Event requiring the Company to offer to repurchase the Convertible Notes. See "-- Repurchase at Option of Holders."

     In the event of a taxable distribution to holders of Common Stock (or other transaction) that results in any adjustment of the Conversion Price, the holders of Convertible Notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock. See "Certain United States Federal Income Tax Considerations."

     The Indenture also provides that if rights, warrants or options expire unexercised the Conversion Price shall be readjusted to take into account the actual number of such warrants, rights or options which were exercised.

     In the Indenture, the "current market price" per share of Common Stock on any date shall be deemed to be the average of the Daily Market Prices for the shorter of (i) 30 consecutive business days ending on the last full trading day on the exchange or market referred to in determining such Daily Market Prices prior to the time of determination (as defined in the Indenture) or (ii) the period commencing on the date next succeeding the first public announcement of the issuance of such rights or warrants or such distribution through such last full trading day prior to the time of determination.

     "Excess Payment" means the excess of (A) the aggregate of the cash and fair market value of other consideration paid by the Company or any of its Subsidiaries with respect to the shares acquired in the tender offer or other negotiated transaction over (B) the market value of such acquired shares after giving effect to the completion of the tender offer or other negotiated transaction.

     The Company from time to time may to the extent permitted by law reduce the Conversion Price by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such reduction, if the Board of Directors has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the Conversion Price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain United States Federal Income Tax Considerations."

     No adjustment in the Conversion Price will be required unless such adjustment would require a change of at least 1% of the Conversion Price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the Conversion Price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

SUBORDINATION OF CONVERTIBLE NOTES

     The payment of the principal of, interest on or any other amounts due on the Convertible Notes is subordinated in right of payment to the prior payment in full of all Senior Debt of the Company (whether outstanding on the date of the Indenture or thereafter incurred). No payment on account of principal, redemption, interest or any other amounts due on the Convertible Notes, including, without limitation, any payments on the Designated Event Offer, and no redemption, purchase or other acquisition of the Convertible Notes may be made unless (i) full payment of amounts then due on all Senior Debt have been made or duly provided for pursuant to the terms of the instrument governing such Senior Debt, and (ii) at the time for, or immediately after giving effect to any such payment, redemption, purchase or other acquisition, there shall not exist under any Senior Debt or any agreement pursuant to which any Senior Debt has been issued, any default which shall not have been cured or waived and which shall have resulted in the full amount of such Senior Debt being declared due and payable. In addition, the Indenture provides that if any of the holders of any issue of Designated Senior Debt notify (the "Payment Blockage Notice") the Company and the Trustee that a default has occurred giving the holders of such Designated Senior Debt the right to accelerate the maturity thereof, no payment on account of principal, redemption, interest or any other amounts due on the Convertible Notes and no purchase, redemption or other acquisition of the Convertible Notes will be made for the period (the "Payment Blockage Period") commencing on the date notice is received and ending on the earlier of (A) the date on which such event of default shall have been cured or waived or (B) 179 days from the date notice is received (unless the default is a payment default). Notwithstanding the foregoing (but subject to the provisions contained in the first sentence of this Section), unless the holders of such Designated Senior Debt or the Representative of such holders shall have accelerated the maturity of such Designated Senior Debt (unless the default is a payment default), the Company may resume payments on the Convertible Notes after the end of such Payment Blockage Period. Not more than one Payment Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Senior Debt during such period.

     Upon any distribution of its assets in connection with any dissolution winding-up, liquidation or reorganization of the Company or acceleration of the principal amount due on the Convertible Notes because of an Event of Default, all Senior Debt must be paid in full before the holders of the Convertible Notes are entitled to any payments whatsoever.

     If payment of the Convertible Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Senior Debt or the trustee(s) for such Senior Debt of the acceleration. The Company may not pay the Convertible Notes until five days after such holders or trustee(s) of Senior Debt receive notice of such acceleration and, thereafter, may pay the Convertible Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

     As a result of these subordination provisions, in the event of the Company's insolvency, holders of the Convertible Notes may recover ratably less than general creditors of the Company.

     The Convertible Notes are obligations exclusively of the Company. Since the operations of the Company are partially conducted through Subsidiaries, the cash flow and the consequent ability to service debt, including the Convertible Notes, of the Company, are partially dependent upon the earnings of its Subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those Subsidiaries to, the Company. The payment of dividends and the making of loans and advances to the Company by its Subsidiaries may be subject to statutory or contractual restrictions, are dependent upon the earnings of those Subsidiaries and are subject to various business considerations.

     Any right of the Company to receive assets of any of its Subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Convertible Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinated to any security interests in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company.

     As of September 30, 1996, the Senior Debt, which includes guaranties of indebtedness of partnerships affiliated with the Company, and the indebtedness and all other liabilities of the Company's subsidiaries totalled $93.7 million. The Indenture does not limit the amount of additional indebtedness, including Senior Debt, that the Company can create, incur, assume or guarantee, nor will the Indenture limit the amount of indebtedness and other liabilities that any Subsidiary can create, incur, assume or guarantee.

     In the event that, notwithstanding the foregoing, the Trustee or any holder of Convertible Notes receives any payment or distribution of assets of the Company of any kind in contravention of any of the terms of the Indenture, whether in cash, property or securities, including, without limitation by way of set-off or otherwise, in respect to the Convertible Notes before all Senior Debt is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Debt, and will be immediately paid over or delivered to the holders of Senior Debt or their representative or representatives to the extent necessary to make payment in full of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Debt.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties of assets unless (i) (a) the Company is the surviving or continuing corporation or (b) the person formed by or surviving any such consolidation or merger (if other than the Company) or the person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or person formed by or surviving any such consolidation or merger (if other than the Company) assumes all the obligations of the Company, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Convertible Notes and the Indenture;
(iii) such sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Company's properties or assets shall be as an entirety or virtually as an entirety to one person and such person shall have assumed all the obligations of the Company, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Convertible Notes and the Indenture; (iv) immediately after such transaction no Default or Event of Default exists; and (v) the Company or such person shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture comply with the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

PAYMENTS FOR CONSENT

     Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Convertible Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Convertible Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Convertible Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on the Convertible Notes; (ii) default in payment when due of principal on the Convertible Notes; (iii) failure by the Company to comply with the provisions described under "Designated Event"; (iv) failure by the Company for 60 days after notice to comply with any other covenants and agreements contained in the Indenture or the Convertible Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Material Subsidiaries (or the payment of which is guaranteed by the Company or any of its Material Subsidiaries), whether such Indebtedness or guaranty now exists or is created after the date on which the Convertible Notes are first authenticated and issued, which default (a) is caused by a failure to pay when due principal or interest on such Indebtedness within the grace period provided in such Indebtedness (which failure continues beyond any applicable grace period) (a "Payment Default") or (b) result in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $7 million or more; (vi) failure by the Company or any Material Subsidiary of the Company to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $5 million, which judgments are not stayed within 60 days after their entry; and (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Material Subsidiaries.

     If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Convertible Notes may declare all the Convertible Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Material Subsidiary, all outstanding Convertible Notes will become due and payable without further action or notice. Holders of the Convertible Notes may not enforce the Indenture or the Convertible Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Convertible Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Convertible Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of the Convertible Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Convertible Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the Designated Event Payment of interest on, or the principal of, the Convertible Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

BOOK-ENTRY; DELIVERY AND FORM; MATTERS PERTAINING TO DTC

     The Convertible Notes sold within the United States to qualified institutional buyers (as defined in Rule 144A under the Securities Act) ("Qualified Institutional Buyers" or "QIBs") have been issued in the form of Rule 144A Global Notes. The Rule 144A Global Notes have been deposited with, or on behalf of, DTC and registered in the name of The Depository Trust Company, New York, New York ("DTC") or its nominee. Except as set forth below, the Rule 144A Global Notes may be transferred, in whole and not in part, only to DTC or another nominee of DTC.


     Any beneficial interest in one of the Rule 144A Global Notes (each a "Global Note") that is transferred to a person who takes delivery in the form of an interest in another Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in such other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.


     Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). QIBs may hold their interests in a Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.


     Convertible Notes originally purchased by or transferred to institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act and referred to as "Institutional Accredited Investors") who are not Qualified Institutional Buyers have been issued and registered in certificated form without coupons and bear a legend containing restrictions on transfers (a "Restrictive Legend") (the "Certificated Convertible Notes"). Certificated Convertible Notes are not eligible to be exchanged for an interest in a Global Note.


     So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Convertible Notes represented by such Global Note for all purposes under the Indenture and the Convertible Notes. No beneficial owner of an interest in a Global Note will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

     Payments of the principal of, liquidated damages or premium, if any, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note, as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of a certificated note for any reason, including to sell Convertible Notes to persons in jurisdictions which require such delivery of such Convertible Notes or to pledge such Convertible Notes, such holder must transfer its interest in a Global Note in accordance with the normal procedures of DTC and the procedures set forth in the Indenture. Once an interest in a Global Note is delivered as a certificated note to an Institutional Accredited Investor, such certificated note may not be exchanged for an interest in a Global Note.

     Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in the principal amount represented by the Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

     The Company expects that DTC will take any action permitted to be taken by a holder of Convertible Notes (including the presentation of Convertible Notes for exchange as described below) only at the direction of one or more participants to whose account DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of the Convertible Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default (as defined below) under the Convertible Notes, DTC will exchange a Global Note for certificated notes, which it will distribute to its participants and which will be legended as set forth under "Notice to Investors."

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities and effect transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although the Company expects that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     If DTC is at any time unwilling or unable to continue as a depositary for a Global Note and a successor depositary is not appointed by the Company within 90 days, the Company will issue certificated notes in exchange for a Global Note which will bear the legend referred to under "Notice to Investors," subject to the provisions of such legend.

SETTLEMENT AND PAYMENT


     Settlement for the Convertible Notes will be made in immediately available funds. Payments by the Company in respect of the Convertible Notes (including principal, premium, if any, interest and Liquidated Damages, if any) will be made in immediately available funds as provided above. The Convertible Notes are eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity of the Convertible Notes will, therefore, be required by DTC to be settled in immediately available funds. No assurance can be given as to the effect, if any, of such settlement arrangements on trading activity in the Convertible Notes.


     Because of time-zone differences, the securities account of Euroclear or Cedel Bank participants (each, a "Member Organization") purchasing an interest in a Global Note from a participant that is not a Member Organization will be credited during the securities settlement processing day (which must be a business day for Euroclear or Cedel Bank, as the case may be) immediately following the DTC settlement date. Transactions in interests in a Global Note settled during any securities settlement processing day will be reported to the relevant Member Organization on the same day. Cash received in Euroclear or Cedel Bank as a result of sales of interests in a Global Note by or through a Member Organization to a DTC Participant that is not a Member Organization will be received with value on the DTC settlement date, but will not be available in the relevant Euroclear or Cedel Bank cash account until the business day following settlement in DTC.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange Convertible Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Convertible Note selected for redemption or repurchase. Also, the Company is not required to transfer or exchange any Convertible Note for a period of 15 days before a selection of Convertible Notes to be redeemed.

     The registered holder of a Convertible Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next succeeding paragraph, the Indenture or the Convertible Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the then outstanding Convertible Notes (including consents obtained in connection with a tender offer or exchange offer for Convertible Notes), and any existing default or compliance with any provision of the Indenture or the Convertible Notes may be waived with the consent of the holder of a majority in principal amount of the then outstanding Convertible Notes (including consents obtained in connection with a tender offer or exchange offer for Convertible Notes).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any Convertible Notes held by a nonconsenting holder of Convertible Notes): (i) reduce the amount of Convertible Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal or change the fixed maturity of any Convertible Note or alter the provisions with respect to the redemption of the Convertible Notes, (iii) reduce the rate or change the time for payment of interest on any Convertible Note, (iv) waive a default in the payment of principal of or interest on any Convertible Notes (except a rescission of acceleration of the Convertible Notes by the holders of at least a majority in aggregate principal amount of the Convertible Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Convertible Note payable in money other than that stated in the Convertible Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Convertible Notes to receive payments of principal or interest on the Convertible Notes, (vii) waive a redemption payment with respect to any Convertible Note, (viii) impair the right to convert the Convertible Notes into Common Stock, (ix) modify the conversion or subordination provisions of the Indenture in a manner adverse to the holders of the Convertible Notes or (x) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any holder of Convertible Notes, the Company and the Trustee may amend or supplement the Indenture or the Convertible Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Convertible Notes in addition to or in place of certificated Convertible Notes, to provide for the assumption of the Company's obligations to holders of the Convertible Notes in the case described under "-- Merger, Consolidation or Sale of Assets," to make any change that would provide any additional rights or benefits to the holders of the Convertible Notes or that does not adversely affect the legal rights under the Indenture of any such holder, to comply with requirements of the Commission in order to qualify, or maintain the qualification of, the Indenture under the Trust Indenture Act or to reduce the Conversion Price.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Trustee shall provide written notice to the holders of the Convertible Notes of any Default of which the Trustee has knowledge within ninety days of its occurrence unless it determines in good faith that withholding notice is in their interest. The holders of a majority in principal amount of the then outstanding Convertible Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default shall occur (which shall not be cured) the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Except during the continuance of an Event of Default, the Trustee need perform only those duties specifically set forth in the Indenture. Subject to such provisions, the Trustee may refrain from exercising any of its rights or powers under the Indenture at the request of any holder of Convertible Notes, unless upon the Trustee's request, the Trustee is furnished with an Officer's Certificate or Opinion of Counsel, or both, and/or the Trustee receives security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture or the Registration Agreement without charge by writing to the Trustee.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of equity interests in any entity, including, without limitations corporate stock and partnership interests.

     "Default" means any event that is or, with the passage of time or the giving of notice or both, would be an Event of Default.

     "Designated Senior Debt" means any Senior Debt which, at the date of determination, has an aggregate principal amount outstanding of, or commitments to lend up to, at least $2 million and is specifically designated in the instrument evidencing or governing such Senior Debt as "Designated Senior Debt" for purposes of the Indenture.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.

     "Guaranty" means a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Indebtedness" means, with respect to any person, all Obligations, whether or not contingent, of such person (i) (a) for borrowed money (including, but not limited to, any indebtedness secured by a security interest, mortgage or other lien on the assets of such person which is (1) given to secure all or part of the purchase price of property subject thereto, whether given to the vendor of such property or to another, or (2) existing on property at the time of acquisition thereof), (b) evidenced by a note, debenture, bond or other written instrument, (c) under a lease required to be capitalized on the balance sheet of the lessee under GAAP or under any lease or related document (including a purchase agreement) which provides that such person is contractually obligated to purchase or to cause a third party to purchase such leased property, (d) in respect of letters of credit, bank guaranties, bankers' acceptances or guaranties related to tax credit partnerships, (e) with respect to Indebtedness secured by a mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance to which the property or assets of such person are subject, whether or not the obligation secured thereby shall have been assumed or guaranteed by or shall otherwise be such person's legal liability, (f) in respect of the balance of deferred and unpaid purchase price of any property or assets, (g) under interest rate or currency swap agreements, cap, floor and collar agreements, spot and forward contracts and similar agreements and arrangements; (ii) with respect to any obligation of others of the type described in the preceding clause (i) or under clause (iii) below assumed by or guaranteed in any manner by such person or in effect guaranteed by such person through an agreement to purchase (including, without limitation, "take or pay" and similar arrangements), contingent or otherwise (and the obligations of such person under any such assumptions, guaranties or other such arrangements); and (iii) any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any of the foregoing.

     "Material Subsidiary" means any Subsidiary of the Company which is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act (as such Regulation is in effect on the date hereof).


     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.


     "Representative" means the trustee, agent or representative (if any) for an issue of Senior Debt.


     "Rule 144A" means Rule 144A promulgated under the Securities Act.

     "Rule 144A Global Notes" means a single permanent global note that is deposited with and registered in the name of DTC or its nominee, representing the Convertible Notes sold in reliance on Rule 144A.

     "Senior Debt" means the principal of, interest on and other amounts due on Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed by the Company; unless, in the instrument creating or evidencing or pursuant to which Indebtedness is outstanding, it is expressly provided that such Indebtedness is not senior in right of payment to the Convertible Notes. Senior Debt includes, with respect to the obligations described above, interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not post-filing interest is allowed in such proceedings at the rate specified in the instrument governing the relevant obligation. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include: (a) Indebtedness of or amounts owed by the Company for compensation to employees, or for goods, services or materials purchased in the ordinary course of business; (b) Indebtedness of the Company to a Subsidiary of the Company or any officer, director or employee of the Company or Subsidiary thereof; (c) any liability for federal, state, local or other taxes, owed or owing by the Company; or (d) Indebtedness evidenced by the 1999 Convertible Notes.

     "Subsidiary" means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustee thereof is at the time owned or controlled, directly or indirectly, by any person or one or more of the other Subsidiaries of that person or a combination thereof.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of certain of the material United States federal income tax consequences expected to result to holders from the purchase, ownership, conversion and disposition of the Convertible Notes. The summary is based upon current provisions of the Code, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders.

     The following summary is for general information only and does not purport to deal with all aspects of federal income taxation that may be relevant to a particular investor's decision to purchase the Convertible Notes. The tax treatment of a holder of Convertible Notes may vary depending upon such holder's particular situation. Certain holders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States (except to the extent discussed under the heading "Certain United States Tax Consequences to Non-United States Holders") or persons that will hold the Convertible Notes as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset) may be subject to special rules not discussed below. EACH PURCHASER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF PURCHASING, HOLDING, CONVERTING AND DISPOSING OF THE CONVERTIBLE NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

STATED INTEREST

     Holders of Convertible Notes will be required to include stated interest in gross income in accordance with their methods of accounting for tax purposes.

LIQUIDATED DAMAGES

     The Company intends to take the position that the Liquidated Damages described above under "Description of Convertible Notes--Registration Rights" will be taxable to the holder as ordinary income in accordance with the holder's method of accounting for tax purposes. The Internal Revenue Service, however, may take a different position, which could affect the timing of the holder's income and the amount and timing of the Company's deduction with respect to the Liquidated Damages.

CONVERSION

     A holder of a Convertible Note will not recognize gain or loss on the conversion of a Convertible Note solely into Common Stock except with respect to cash received in lieu of fractional shares. To the extent the Convertible Notes converted are subject to accrued market discount, the amount of the accrued market discount will carry over to the Common Stock on conversion and will be treated as interest income on disposition of the Common Stock. If Common Stock is received by a holder without recognition of gain or loss, the holding period of the Common Stock received upon conversion of a Convertible Note will include the period during which the Convertible Note was held (provided the Convertible Note was a capital asset in the hands of the holder prior to the conversion), and the holder's aggregate tax basis in such Common Stock will be equal to his or her tax basis in the Convertible Note exchanged therefor (less a portion thereof allocable to any fractional share). A holder will recognize taxable gain or loss on cash received in lieu of fractional shares of Common Stock in an amount equal to the difference between the amount of cash received and the portion of the holder's adjusted tax basis in the Convertible Note allocable to the fractional shares. Such gain or loss should be capital gain or loss if the fractional shares are capital assets in the hands of the holder and be long-term capital gain or loss if the fractional shares have been deemed held for more than one year.

     Adjustments in the conversion price of the Convertible Notes made pursuant to the anti-dilution provisions thereof to reflect distributions to holders of Common Stock may result in constructive distributions to holders that could be taxable to them as dividends pursuant to Section 305 of the Code.

MARKET DISCOUNT

     Purchasers of Convertible Notes should be aware that an acquisition of Convertible Notes may be affected by the market discount provisions of the Code. These rules generally provide that, subject to a statutorily-defined de minimis exception, if a holder of a debt instrument purchases it at a market discount and thereafter recognizes gain on a disposition of the debt instrument (including a gift), the lesser of such gain (or appreciation, in the case of a gift) or the portion of the market discount that accrued while the debt instrument was held by such holder will be treated as ordinary interest income at the time of the disposition. For this purpose, a purchase at a market discount includes a purchase at or after the original issue at a price below the stated redemption price at maturity. The market discount rules also provide that a holder who acquires a debt instrument at a market discount (and who does not elect to include such market discount in income on a current basis) may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.

     The Convertible Notes provide that they may be redeemed, in whole or in part, before maturity. If some or all of the Convertible Notes are redeemed in part, each holder of a Convertible Note acquired at a market discount would be required to treat the principal payment as ordinary interest income to the extent of any accrued market discount on such Convertible Note.

     A holder of a debt instrument acquired at a market discount may elect to have the market discount accrue on a constant interest rate basis (as opposed to a straight line basis). In addition, a holder of a debt instrument acquired at a market discount may elect to include the market discount in income as the discount thereon accrues, either on a straight line basis or, if elected, on a constant interest rate basis. The current inclusion election, once made, applies to all market discount obligations acquired by such holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Service. If a holder of a Convertible Note elects to include the market discount in income in accordance with the preceding sentence, the foregoing rules with respect to the recognition of ordinary income on a sale or certain other dispositions of such Convertible Note with the deferral of interest deductions on indebtedness related to such Convertible Note would not apply.

AMORTIZABLE BOND PREMIUM

     Generally, if the tax basis of an obligation held as a capital asset exceeds the amount payable at maturity of the obligation, such excess may constitute amortizable bond premium that the holder may elect to amortize under the constant interest rate method and deduct over the period from his or her acquisition date to the obligation's maturity date. A holder who elects to amortize bond premium must reduce his or her tax basis in the related obligation by the amount of the aggregate deductions allowable for amortizable bond premium.

     In the case of a debt instrument, such as a Convertible Note, that may be called or submitted for redemption at a premium prior to maturity, an earlier call date of the debt instrument is treated as the maturity date of the debt instrument and the amount of bond premium is determined by treating the amount payable on such call date as the amount payable at maturity if such a calculation produces a smaller amortizable bond premium than the method described in the preceding paragraph. If a holder of a debt instrument is required to amortize and deduct the bond premium by reference to a certain call date, the debt instrument will be treated as maturing on such date for the amount payable, and, if not redeemed on such date, the debt instrument will be treated as reissued on such date of the amount so payable. If a debt instrument purchased at a premium is redeemed prior to its maturity, a purchaser who has elected to deduct the bond premium may be permitted to deduct any remaining unamortized bond premium as an ordinary loss in the taxable year of redemption.

     The amortizable bond premium deduction is treated as an offset to interest income on the related security for federal income tax purposes. Each purchaser is urged to consult his or her tax advisor as to the consequences of the treatment of such premium as an offset to interest income for federal income tax purposes.

DISPOSITION

     In general, a holder of a Convertible Note will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of the Convertible Note measured by the difference between (i) the amount of cash and the fair market value of property received and (ii) the holder's tax basis in the Convertible Note (as increased by any market discount previously included in income by the holder and decreased by any amortizable bond premium deducted over the term of the Convertible Note). Subject to the market discount and amortizable bond premium rules discussed above, any such gain or loss will generally be long-term capital gain or loss, provided the Convertible Note was a capital asset in the hands of the holder and had been held for more than one year.

BACKUP WITHHOLDING

     A holder of Convertible Notes may be subject to backup withholding at the rate of 31% with respect to interest paid on and gross proceeds of a sale of the Convertible Notes, unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or
(ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder of a Convertible Note who does not provide the Company with his or her correct taxpayer identification number may be subject to penalties imposed by the Service.

     The Company will report to the holders of the Convertible Notes and the Service the amount of any "reportable payments" (including stated interest on the Convertible Notes) and any amount withheld with respect to the Convertible Notes during the calendar year.

CERTAIN UNITED STATES TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

     General. The following is a general discussion of certain United States federal income and estate tax consequences of the acquisition, ownership and disposition of Convertible Notes by a "Non-United States Holder" and does not deal with tax consequences arising under the laws of any foreign, state, or local jurisdiction. As used herein, a "Non-United States Holder" is a person or entity that, for United States federal income tax purposes, is not a citizen or resident of the United States, a corporation, partnership, or other entity created or organized under the laws of the United States or a political subdivision thereof, or an estate or trust, the income of which is subject to United States federal income taxation regardless of its source, or that otherwise is subject to United States federal income taxation on a net basis in respect of the Convertible Notes. The tax treatment of the holders of the Convertible Notes may vary depending upon their particular situations. Certain holders (including insurance companies, tax exempt organizations, financial institutions and broker-dealers) may be subject to special rules not discussed below. Prospective investors who are Non-United States Holders are urged to consult their tax advisors regarding the United States federal tax consequences of acquiring, holding and disposing of Convertible Notes, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

     Interest on Convertible Notes. Interest paid by the Company to a Non-United States Holder will not be subject to United States federal income or withholding tax if such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-United States Holder and (i) the Non-United States Holder does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code and (ii) the beneficial owner of the Convertible Notes certifies, under penalties of perjury, that the beneficial owner is not a United States person and provides the beneficial owner's name and address.

     Gain on Disposition of Convertible Notes. A Non-United States Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption or other disposition of a Convertible Note unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder, (ii) in the case of a Non-United States Holder who is a nonresident alien individual and holds the Convertible Note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

     Dividends on Common Stock. The Company does not currently intend to pay dividends on shares of Common Stock. In the event that dividends are paid on shares of Common Stock, except as described below, such dividends paid to a Non-United States Holder of Common Stock will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are effectively connected with the conduct of a trade or business of the Non-United States Holder within the United States. If the dividend is effectively connected with the conduct of a trade or business of the Non-United States Holder within the United States, the dividend would be subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates and would be exempt from the 30% withholding tax described above. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Under current United States Treasury regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of such country for purposes of the withholding discussed above, and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under proposed United States Treasury regulations, not currently in effect, however, a Non-United States Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements. Certain certification and disclosure requirements must be complied with in order to be exempt from withholding under the effectively connected income exemption discussed above.

     A Non-United States Holder of Common Stock that is eligible for a reduced rate of United States withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the United States Internal Revenue Service.

     Gain on Disposition of Common Stock. A Non-United States Holder generally will not be subject to United States federal income tax on any gain recognized on a disposition of a share of Common Stock unless (i) subject to the exception discussed below, the Company is or has been a "United States real property holding corporation" (a "USRPHC") within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding such disposition or such Non-United States Holder's holding period (the "Required Holding Period"), (ii) the gain is effectively connected with the conduct of a trade or business within the United States of the Non-United States Holder and, if a tax treaty applies, attributable to a permanent establishment maintained by the Non-United States Holder, (iii) the Non-United States Holder is an individual who holds the share of Common Stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and either (a) such individual has a "tax home" (as defined for United States federal income tax purposes) in the United States or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by such individual, or (iv) the Non-United States Holder is subject to tax pursuant to the Code provisions applicable to certain United States expatriates. If an individual Non-United States Holder falls under clauses (ii) or (iv) above, he or she will be taxed on his or her net gain derived from the sale under regular United States federal income tax rates. If the individual Non-United States Holder falls under clauses (iii) above, he or she will be subject to a flat 30% tax on the gain derived from the sale which may be offset by United States capital losses (notwithstanding the fact that he or she is not considered a resident of the United States). If a Non-United States Holder that is a foreign corporation falls under clause (ii) above, it will be taxed on its gain under regular graduated United States federal income tax rates and, in addition, will under certain circumstances be subject to the branch profits tax equal to 30% of its "effectively connected earnings and profits" within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty.

     A corporation is generally a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. While not free from doubt, the Company believes that it currently is a USRPHC; however, a Non-United States Holder would generally not be subject to tax or withholding in respect of such tax on gain from a sale or other disposition of Common Stock by reason of the Company's USRPHC status if the Common Stock is regularly traded on an established securities market ("regularly traded") during the calendar year in which such sale or disposition occurs provided that such holder does not own, actually or constructively, Common Stock with a fair market value in excess of 5% of the fair market value of all Common Stock outstanding at any time during the Required Holding Period. The Company believes that the Common Stock will be treated as regularly traded.

     If the Company is or has been a USRPHC within the Required Holding Period, and if a Non-United States Holder owns in excess of 5% of the fair market value of Common Stock (as described in the preceding paragraph), such Non-United States Holder of Common Stock will be subject to United States federal income tax at regular graduated rates under certain rules ("FIRPTA tax") on gain recognized on a sale or other disposition of such Common Stock. In addition, if the Company is or has been a USRPHC within the Required Holding Period and if the Common Stock were not treated as regularly traded, a Non-United States Holder (without regard to its ownership percentage) is subject to withholding in respect of FIRPTA tax at a rate of 10% of the amount realized on a sale or other disposition of Common Stock in USRPHCs and will be further subject to FIRPTA tax in excess of the amounts withheld. Any amount withheld pursuant to such withholding tax will be creditable against such Non-United States Holder's United States federal income tax liability. Non-United States Holders are urged to consult their tax advisors concerning the potential applicability of these provisions.

     Federal Estate Taxes. A Convertible Note beneficially owned by an individual who is a Non-United States Holder at the time of his or her death generally will not be subject to United States Federal estate tax as a result of such individual's death, provided that (i) such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of Section 871(h)(3) of the Code, and (ii) interest payments with respect to the Convertible Notes would not have been, if received at the time of such individual's death, effectively connected with the conduct of a trade or business within the United States by such individual. Common Stock owned, or treated as owned, by a non-resident alien individual (as specifically determined for United States federal estate tax purposes) at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

     Information Reporting and Backup Withholding. The Company must report annually to the Service and to each Non-United States Holder the amount of interest and dividends paid to such holder and the amount of any tax withheld. These information reporting requirements apply regardless of whether withholding is required. Copies of the information returns reporting such interest and dividends and withholding may also be made available to the tax authorities in the country in which the Non-United States Holder resides under the provisions of an applicable income tax treaty.

     In the case of payments of interest to Non-United States Holders, temporary Treasury regulations provide that the 31% backup withholding tax and certain information reporting will not apply to such payments with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established; provided that neither the Company nor its payment agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied. Under temporary Treasury regulations, these information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a Non-United States Holder on the disposition of the Convertible Notes by or through a United States office of a United States or foreign broker, unless the holder certifies to the broker under penalties of perjury as to its name, address and status as a foreign person or the holder otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to a payment of the proceeds of a disposition of the Convertible Notes by or through a foreign office of a United States broker or foreign brokers with certain types of relationships to the United States. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a disposition of the Convertible Notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

     United States backup withholding tax generally will not apply to (a) the payment of dividends paid on Common Stock to a Non-United States Holder at an address outside the United States or (b) the payment of the proceeds of the sale of Common Stock to or through the foreign office of a broker. In the case of the payment of proceeds from such a sale of Common Stock through a foreign office of a broker that is a United States person or a "U.S. related person," however, information reporting (but not backup withholding) is required with respect to the payment unless the broker has documentary evidence in its files that the owner is a Non-United States Holder and certain other requirements are met or the holder otherwise establishes an exemption. For this purpose, a "U.S. related person" is (i) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business. The payment of the proceeds of a sale of shares of Common Stock to or through a United States office of a broker is subject to information reporting and possible backup withholding unless the owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

     These information and backup withholding rules are under review by the United States Treasury and their application to the Bonds could be changed by future regulations. On April 15, 1996, the Internal Revenue Service issued proposed Treasury Regulations concerning the withholding of tax and reporting for certain amounts paid to non-resident individuals and foreign corporations. The proposed regulations would, among other changes, eliminate the presumption under current regulations with respect to dividends paid to addresses outside the United States. The proposed Treasury Regulations, if adopted in their present form, would be effective for payments made after December 15, 1997. Prospective Purchasers of Convertible Notes should consult their tax advisors concerning the potential adoption of such Treasury Regulations.

                            SELLING SECURITYHOLDERS



     The Convertible Notes were originally issued by the Company in a private placement and were resold by the initial purchaser thereof to qualified institutional buyers (within the meaning of Rule 144A under the Securities Act) or other institutional accredited investors (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) in transactions exempt from registration under the Securities Act. The Convertible Notes and the Conversion Shares that may be offered pursuant to this Prospectus will be offered by the Selling Securityholders. The following table sets forth certain information as of December 20, 1996 concerning the principal amount of Convertible Notes held of record by certain financial institutions on behalf of the Selling Securityholders. To the Company's knowledge, other than as a result of the ownership indicated below, none of the Selling Securityholders has had any position, office or other material relationship with the Company or any of its affiliates within the past three years.



                                                  PRINCIPAL                    NUMBER OF
                                                  AMOUNT OF    PERCENTAGE OF   CONVERSION    PERCENTAGE
                                                 CONVERTIBLE    CONVERTIBLE      SHARES          OF
                                                 NOTES THAT        NOTES        THAT MAY    COMMON STOCK
                     NAME                        MAY BE SOLD    OUTSTANDING    BE SOLD(1)   OUTSTANDING(2)
-----------------------------------------------  -----------   -------------   ----------   ------------
Bank of New York...............................  $ 6,155,000        10.7         331,448         3.3
Bankers Trust Company..........................     5,150,00         9.0         277,329         2.8
Bear Stearns Securities Corp. .................    3,700,000         6.4         199,246         2.0
Boston Safe Deposit & Trust Co. ...............    6,205,000        10.8         334,141         3.3
Bradford (J.C.) & Co. .........................      100,000           *           5,385           *
Brown Brothers Harriman & Co. .................    5,000,000         8.7         269,251         2.7
Chase Manhattan Bank...........................    6,800,000        11.8         366,182         3.7
Custodial Trust Company........................    1,345,000         2.3          72,428           *
First National Bank of Maryland (The)..........      150,000           *           8,077           *
Mercantile, Safe Deposit and Trust Company.....    1,665,000         2.9          89,660           *
NBD Bank.......................................      590,000         1.0          31,771           *
PNC National Association.......................      100,000           *           5,385           *
Republic New York Securities Corp. ............    1,340,000         2.3          72,159           *
Salomon Brothers Inc. .........................    2,125,000         3.7         114,431         1.2
Sanwa Bank of California.......................      480,000           *          25,848           *
Smith Barney, Inc. ............................    1,500,000         2.6          80,775           *
SSB-Custodian..................................    5,635,000         9.8         303,446         3.0
UMB Bank, N.A. ................................    8,000,000        13.9         430,802         4.3
Wagner, Stott & Co. ...........................    1,460,000         2.5          78,621           *


---------------

 *  Less than 1%.



(1) Assumes conversion of the full amount of Convertible Notes held by such holder at the initial conversion price of $18.57 per share; such conversion price is subject to adjustment as described under "Description of Convertible Notes -- Conversion." Accordingly, the number of shares of Common Stock issuable upon conversion of the Convertible Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Convertible Notes; cash will be paid in lieu of fractional shares, if any.



(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 9,646,127 shares of Common Stock outstanding as of January 7, 1997, treating as outstanding the number of Conversion Shares shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Convertible Notes but not assuming the conversion of the Convertible Notes of any other holder.



     The preceding table has been prepared based upon the information furnished to the Company by the Trustee and by The Depository Trust Company.

     Because the Selling Securityholders may offer all or some of the Convertible Notes that they hold and/or Conversion Shares pursuant to the offering contemplated by this Prospectus, no estimate can be given as to the amount of the Convertible Notes or Conversion Shares that will be held by the Selling Securityholders upon the termination of this offering. See "Plan of Distribution."


                              PLAN OF DISTRIBUTION


     The Selling Securityholders may sell all or a portion of the Convertible Notes and the Conversion Shares offered hereby from time to time while the Registration Statement of which this Prospectus is a part remains effective. Pursuant to the Registration Rights Agreement, the Company is obligated to maintain the effectiveness of the Registration Statement for a period of three years from the completion of the Private Placement (or such shorter period as may then be applicable under Rule 144(k) with respect to the holding periods for restricted securities) or, if shorter, when (i) all the Securities have been sold pursuant to the Registration Statement or (ii) the date on which there ceases to be any outstanding Securities. The Selling Securityholders may sell Convertible Notes or Conversion Shares on terms to be determined at the times of such sales through customary brokerage channels, negotiated transactions or by a combination of these methods, at fixed prices that may be changed, at market prices then prevailing or at negotiated prices then obtainable. There is no assurance that the Selling Securityholders will sell any or all of the Convertible Notes or Conversion Shares offered pursuant to this Prospectus. Each of the Selling Securityholders reserves the right to accept and, together with its agents from time to time, to reject in whole or in part any proposed purchase of the Convertible Notes or Conversion Shares to be made directly or through agents. The Company will not receive any of the proceeds from the sale of Convertible Notes or Conversion Shares pursuant to this Prospectus. The aggregate proceeds to the Selling Securityholders from the sale of the Convertible Notes and the Conversion Shares offered by the Selling Securityholders hereby will be the purchase price of such Convertible Notes or Conversion Shares less any discounts or commissions.


     The Company has been advised by the Selling Securityholders that the Selling Securityholders, acting as principals for their own account, may sell Convertible Notes or Conversion Shares from time to time directly to purchasers. Alternatively, the Selling Securityholders may, from time to time, sell Convertible Notes or Conversion Shares through agents, dealers, market makers or underwriters to be designated by the Selling Securityholders from time to time who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Securityholders and the purchasers of the Convertible Notes or Conversion Shares for whom they may act as agent. To the extent required, the aggregate principal amount of the Convertible Notes and the number of Conversion Shares to be sold, the names of the Selling Securityholders, the purchase price, the name of any agent, dealer, market maker or underwriter and any applicable commissions with respect to a particular offer will be set forth in an accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part. The Selling Securityholders and any agents, broker-dealers or underwriters that participate with the Selling Securityholders in the distribution of the Convertible Notes or the Conversion Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, commissions or concessions received by such broker-dealers, agents or underwriters and any profit on the resale of the Convertible Notes or the Conversion Shares purchased by them may be deemed to be underwriting discounts, or commissions under the Securities Act.

     A Selling Securityholder may elect to engage a broker or dealer to effect sales in one or more of the following transactions: (a) block trades in which the broker or dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers and dealers engaged by Selling Securityholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Securityholders in amounts to be negotiated (and, if such broker-dealer acts as agent for the purchaser of such Securities, from such purchaser). Broker-dealers may agree with the Selling Securityholders to sell a specified number of such Securities at a stipulated price and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Securityholder, to purchase as principal any unsold Securities at the price required to fulfill the broker-dealer commitment to such Selling Securityholder. Broker-dealers who acquire Securities as principal may thereafter resell such Securities from time to time in transactions (which may involve crosses and block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Securities commissions as described above.


     A Selling Securityholder may also elect to sell Convertible Notes or Conversion Shares without use of this Prospectus or reliance on the Registration Statement in accordance with Rule 144.



     The Securities originally issued by the Company in the Private Placement contained legends as to their restricted transferability. Upon the effectiveness of the Registration Statement of which this Prospectus is a part, these legends will no longer be necessary. Upon the transfer by the Selling Securityholders of any of the Securities, new certificates representing such Securities will be issued to the transferee, free of any such legends.


     To comply with the securities laws of certain states, if applicable, the Convertible Notes and the Conversion Shares will be sold in such states only through registered or licensed brokers of dealers. In addition, in certain states the Convertible Notes and the Conversion Shares may not be offered or sold unless they have been registered or qualified for sale in such state or an exemption from the registration or qualification requirements is available and is complied with.


     The Company will pay all expenses incident to the offering and sale of the Convertible Notes and the Conversion Shares to the public other than underwriting discounts, selling commissions and fees. Pursuant to the Registration Rights Agreement, the Company and Selling Securityholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.



     Prior to the date hereof, there has been no public market for the Convertible Notes and there can be no assurance as to the liquidity of, or trading market for, the Convertible Notes. The Company has been advised by the Initial Purchaser that it intends to make a market in the Convertible Notes. However, the Initial Purchaser is not obligated to do so and any market-making activities with respect to the Convertible Notes may be discontinued at any time without notice. Accordingly, no assurance can be given as to the liquidity of or the trading market for the Convertible Notes.


                                 LEGAL MATTERS

     Certain legal matters with respect to the Securities offered hereby will be passed upon by Latham & Watkins, Costa Mesa, California.

                                    EXPERTS

     The financial statements of ARV Assisted Living, Inc. as of March 31, 1996 and 1995, and for each of the years in the three-year period ended March 31, 1996, American Retirement Villas Properties II as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995, San Gabriel Retirement Villa, dba Villa Colima as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995, and SynCare, Inc. and subsidiaries as of June 30,1996 and for the year then ended have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     With respect to the unaudited interim financial information for the periods ended September 30, 1996 and 1995, incorporated by reference herein, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1996, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of sections 7 and 11 of the Act.

------------------------------------------------------
------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS


                                     PAGE
                                 -------------
Available Information..........   Inside Cover
Incorporation of Certain
  Documents by Reference.......   Inside Cover
Subsequent Event...............              3
Special Note Regarding Forward-
  Looking Statements...........              3
Prospectus Summary.............              4
Risk Factors...................              7
Use of Proceeds................             17
Price Range of Common Stock and
  Dividend Policy..............             17
Capital Stock of the Company...             18
Description of Convertible
  Notes........................             20
Certain United States Federal
  Income Tax Considerations....             34
Selling Securityholders........             40
Plan of Distribution...........             41
Legal Matters..................             43
Experts........................             43


------------------------------------------------------
------------------------------------------------------


------------------------------------------------------
------------------------------------------------------

                                  $57,500,000

                           ARV ASSISTED LIVING, INC.
                        6 3/4% CONVERTIBLE SUBORDINATED
                                 NOTES DUE 2006

                                     [LOGO]

                            ------------------------

                                   PROSPECTUS

                            ------------------------

                             DATED JANUARY 14, 1997


------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses payable by the Company in connection with the issuance and distribution of the Common Stock being registered (all amounts are estimated except the SEC registration fee):


        SEC registration fee...........................................    $  17,424
        Printing expenses..............................................       15,000
        Legal fees and expenses........................................       25,000
        Accounting fees and expenses...................................       35,000
        Transfer agent.................................................        5,000
        Miscellaneous..................................................    $   5,000
                                                                           ----------
                  Total................................................    $ 102,424
                                                                           ==========



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


     The California General Corporation Law provides that California corporations may include provisions in their articles of incorporation relieving Directors of monetary liability for breach of their fiduciary duty as Directors, except for the liability of a Director resulting from (i) any transaction from which the Director derives an improper personal benefit, (ii) acts or omissions involving intentional misconduct or a knowing and culpable violation of law,
(iii) acts or omissions that a Director believes to be contrary to the best interests of the Company or its shareholders or that involves the absence of good faith on the part of the Director, (iv) acts or omissions constituting an unexcused pattern of inattention that amounts to an abdication of the Director's duty to the Company or its shareholders, (v) acts or omissions showing a reckless disregard for the Director's duty to the Company or its shareholders in circumstances in which the Director was aware or should have been aware, in the ordinary course of performing a Director's duties, of a risk of serious injury to the Company or its shareholders, (vi) any improper transaction between a Director and the Company in which the Director has a material financial interest, or (vii) the making of an illegal distribution to shareholders or an illegal loan or guaranty. The Company's Articles of Incorporation provide that the Company's Directors are not liable to the Company or its shareholders for monetary damages for breach of their fiduciary duties to the fullest extent permitted by California law.


     The inclusion of the above provision in the Articles of Incorporation may have the effect of reducing the likelihood of derivative litigation against Directors and may discourage or deter shareholders or management from bringing a lawsuit against Directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its shareholders.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        (a) EXHIBITS.


   4.1*     Form of Indenture Agreement between ARV Assisted Living, Inc. and the Initial
            Purchaser of the Company's $57.5 million 6 3/4% Convertible Subordinated Notes due 2006, incorporated by reference to Exhibit 4.2 of the Company's Form 10-K filed July 1, 1996
   4.2      Form of Registration Agreement between ARV Assisted Living, Inc. and the Initial
            Purchaser
   5.1      Opinion of Latham & Watkins regarding the validity of the Securities being registered
  12.1*     Statement re: computation of ratios
  15.1      Letter re: unaudited interim financial information
  23.1      Consent of KPMG Peat Marwick LLP
  23.2      Consent of Latham & Watkins (included as part of Exhibit 5.1)
  24.1*     Power of Attorney
  25        Statement of Eligibility and Qualification Under the Trust Indenture Act of 1939
            of a Corporation Designated to Act as Trustee on Form T-1
  27*       Financial Data Schedule, incorporated by reference from the Exhibits to the
            Company's Annual Report on Form 10-K filed July 1, 1996 and the Company's
            Quarterly Report on Form 10-Q filed November 14, 1996


---------------


*  Previously filed.


     (b) Financial Statement Schedules Included in Part II: None

     All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

ITEM 17. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) For purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California, on January 14, 1997.


                                          ARV ASSISTED LIVING, INC.,
                                          a California corporation

                                          By: /s/      GARY L. DAVIDSON
                                              --------------------------------
                                                       Gary L. Davidson
                                                President and Chairman of the
                                                          Board


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on January 14, 1997.



               SIGNATURE                                 TITLE
---------------------------------------  -------------------------------------
       /s/ GARY L. DAVIDSON              President, Chairman of the Board and
---------------------------------------  Director (Principal Executive
           Gary L. Davidson              Officer)


       /s/ DAVID P. COLLINS*             Senior Executive Vice President and
---------------------------------------  Director
           David P. Collins

       /s/ GRAHAM P. ESPLEY-JONES*       Chief Financial Officer (Principal
---------------------------------------  Financial and Accounting Officer)
           Graham P. Espley-Jones

         /s/ JOHN A. BOOTY*              Vice Chairman of the Board and
---------------------------------------  Director
             John A. Booty

       /s/ R. BRUCE ANDREWS*             Director
---------------------------------------
           R. Bruce Andrews

       /s/ MAURICE J. DEWALD*            Director
---------------------------------------
           Maurice J. DeWald

        /s/ JAMES M. PETERS*             Director
---------------------------------------
            James M. Peters

        /s/ JOHN J. RYDZEWSKI*           Director

---------------------------------------
           John J. Rydzewski

* By:  /s/ GARY L. DAVIDSON
     ----------------------------------
           Gary L. Davidson
           Attorney-in-Fact

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER
  -----
   4.1*     Form of Indenture Agreement between ARV Assisted Living, Inc. and the Initial
            Purchaser of the Company's $57.5 million 6 3/4% Convertible Subordinated Notes due 2006, incorporated by reference to Exhibit 4.2 of the Company's Form 10-K filed July 1, 1996
   4.2      Form of Registration Agreement between ARV Assisted Living, Inc. and the Initial
            Purchaser
   5.1      Opinion of Latham & Watkins regarding the validity of the Securities being registered
  12.1*     Statement re: computation of ratios
  15.1      Letter re: unaudited interim financial information
  23.1      Consent of KPMG Peat Marwick LLP
  23.2      Consent of Latham & Watkins (included as part of Exhibit 5.1)
  24.1*     Power of Attorney (included on signature page)
  25        Statement of Eligibility and Qualification Under the Trust Indenture Act of 1939
            of a Corporation Designated to Act as Trustee on Form T-1
  27*       Financial Data Schedule, incorporated by reference from the Exhibits to the
            Company's Annual Report on Form 10-K filed July 1, 1996 and the Company's
            Quarterly Report on Form 10-Q filed November 14, 1996


---------------


*  Previously filed